Registration No. 333-159136

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1/A-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

UNITED MINE SERVICES, INC.
(Name of small business issuer in its charter)

Idaho	1081
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

202 South Division	Michael E. Reagan
Pinehurst, Idaho 83850	1044 Northwest Blvd., Suite D
(208) 682-9018	Coeur d’Alene, Idaho 83814
(Address and telephone number of registrant's	(Name, address and telephone
executive office)	number of agent for service)
_________________
Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount To Be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share	Offering Price	Fee [1]

Common Stock by Selling
Shareholders	2,941,000	$1.00	$2,941,000	$115.58

Total	2,941,000	$1.00	$2,941,000	$115.58

 [1]           Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

UNITED MINE SERVICES, INC.
2,941,000 Shares of Common Stock

We are registering for sale by selling shareholders 2,941,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $1.00 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Federal Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It’s illegal to tell you otherwise.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated on April 13, 2006 as Southern Africa Mineral Expeditions Corporation.  On December 14, 2006, we changed our name to Idaho Mining & Exploration Corporation and on June 18, 2007, we changed our name to United Mine Services, Inc.  We are engaged in the business of providing a variety of mine related services to mine owners.   Our Mine Services Division is a leading, highly diversified provider of specialized mining services.  Services provided thereunder include:

-	Claim Staking
-	Underground mine development and rehabilitation
-	Contract mining, partnering and leasing
-	Consulting
-	Project feasibility and due diligence

    Our Contracting Services Division provides heavy civil and environmental contracting services under the trade name Stewart Contracting.  Services provided thereunder include:

-	Mine site civil construction and facility maintenance
-	Site preparation and development
-	Excavation and road construction
-	Stream restoration, flood plain and bank stabilization, pond and dike construction
-	Demolition
-	Property remediation and environmental reclamation

    Our Welding and Fabrication Division provides specialty fabrication services under the trade name Mine Fabrication & Machine.  Services provided thereunder include:

-	Machining
-	Welding
-	Fabrication
-	CNC Milling & Machining
-	Powder Coating
-	Equipment repair and modification

Our website is www.unitedmineservices.com.

Our principal executive office is located at 202 South Division, Pinehurst, Idaho 83850.  Our telephone number is (208) 682-9018.  Our registered agent for service of process is Michael Reagan, 1044 Northwest Blvd., Suite D, Coeur d’Alene, Idaho 83814.  Our fiscal year end is December 31.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	2,941,000 shares of common stock
Offering price per share	$1.00
Net proceeds to us	None
Number of shares outstanding before the offering	11,057,000
Number of shares outstanding after the offering if all of the shares are sold	11,057,000

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.
Risks associated with United Mine Services, Inc.

1.  Our business depends on domestic mining activity and spending by the mining industry in the United States. Our business may be adversely affected by industry conditions that are beyond our control.

We depend on our customers’ willingness to make expenditures to explore for and to develop and produce mineralized material in the United States. Our customers’ willingness to undertake these activities depends largely upon prevailing industry conditions that are influenced by numerous factors over which management has no control, such as:

-	the supply of and demand for mineralized material;
-	long lead times associated with acquiring equipment and shortages of qualified personnel;
-	the level of prices, and expectations about future prices, of minerals;
-	the cost of exploring for, developing, producing and delivering mineralized material;
-	the expected rates of declining current production;
-	the discovery rates of mineralized material;
-	weather conditions; and
-	domestic and worldwide economic conditions.

The level of mining and production activity in the United States is volatile. Expected trends in mining activities may not continue and demand for our services may not reflect the level of activity then existing in the industry. Any prolonged substantial reduction in gold and silver prices would likely affect mining activity and, therefore, affect demand for the services we provide. A material decline in price of gold and silver could have a material adverse effect on our business, financial condition, results of operations and cash flow.

2.  Competition within the mining service industry may adversely affect our ability to market our services.

The mining service industry is competitive and fragmented and includes numerous small companies capable of competing in our markets on a local basis as well as several large companies that possess substantially greater financial and other resources than us. Our larger competitors’ greater resources could allow them to compete more effectively than us. Barriers to entry in many of our areas of operation are minimal and our competitors may offer products and services at a relatively low cost. We believe that the principal competitive factors in the market areas that we serve are quality of product and service, price, availability and technical proficiency. Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics, or that better address environmental concerns, than our products and services. Competitive pressures, excess capacity in our industry or other factors also may result in significant price competition that could have a material adverse effect on our results of operations and financial condition. Finally, competition among mining service and equipment providers is also affected by each provider’s reputation for safety and quality. If our safety record or the quality of our service declines or we are unable to compete effectively, we may not be able to maintain our competitive position.

3.  Fuel prices or disruptions in fuel supplies could have a material adverse effect on us.

Expenditures for fuel represent a major cost of operating our business. Our operations depend on the availability of fuel supplies, and our financial results may be significantly impacted by changes in the cost of fuel. Historically, we have been unable to pass along these increased costs to our customers in the form of higher prices, except on our contract with the State of Idaho Department of Environmental Quality, which has an escalation factor for fuel, and we may be unable to do so in the future. Fuel prices and supplies are influenced significantly by international political and economic circumstances, such as increasing demand by developing nations, conflicts or instability in the Middle East or other oil producing regions and diplomatic tensions between the U.S. and oil producing nations, as well as OPEC production curtailments, disruptions of oil imports, environmental concerns, weather, refinery outages or maintenance and other unpredictable events. Increases in fuel prices, high fuel prices or disruptions in fuel supplies could have a material adverse effect on our business, results of operations and financial condition.

4.  We may not be able to manage future growth successfully, to grow successfully through future acquisitions, or to integrate the businesses we do acquire effectively.

Our business strategy has included, and will continue to include, growth through the acquisition of other businesses.  Competition for acquisition opportunities is substantial and may escalate, increasing our cost of making future acquisitions or causing us to refrain from making acquisitions. We may be required to incur substantial indebtedness to finance future acquisitions. Such additional debt service requirements may impose a significant burden on our results of operations and financial condition.  In addition, we may not be successful in integrating our current or future acquisitions into our existing operations, which may result in unforeseen operational difficulties, diminished financial performance or our inability to report financial results and may require a disproportionate amount of our management’s attention. For example, if we are unable to effectively apply systems and controls to acquired businesses, including internal controls, the availability or timeliness of financial reports could be materially reduced.

5.  We are vulnerable to the potential difficulties associated with rapid growth and expansion  as a result of integrating tworecently acquired companies with diverse operations into an already rapidly expanding business.

We have grown rapidly over the last several years through organic growth and acquisitions of other companies.  We believe that our future success depends on our ability to manage the rapid growth that we have experienced and the demands from increased responsibility on our management personnel. The following factors could present difficulties to us:

-	lack of sufficient executive-level personnel;
-	increased administrative burden;
-	increased compliance and oversight costs associated with being a public reporting company;
-	increased organizational challenges common to large, expansive operations; and
-	long lead times associated with acquiring equipment.

    Our operating results could be adversely affected if we do not successfully manage these potential difficulties.

6.  Our operating history may not be sufficient for investors to evaluate our business and prospects.

The historical financial information incorporated herein is not necessarily indicative of the results that would have been achieved had we operated on a fully integrated basis or the results of that may be realized in the future. We have a short operating history. In addition, we have grown significantly over the last few years through acquisitions. This may make it more difficult for investors to evaluate our business and prospects and to forecast our future operating results. Our future results will depend on our ability to efficiently manage our integrated operations and execute our business strategy.

7.  We may require additional capital in the future, which may not be available to us.

Our acquisition strategy requires significant capital. In addition, our business is capital intensive, requiring specialized equipment and trained personnel to provide our services. We may need to raise additional funds through public or private debt or equity financings. Adequate funds may not be available when needed or may not be available on favorable terms. If funding is insufficient at any time in the future, we may be unable to service our equipment, fund acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business. Our future capital requirements primarily depend on the frequency, timing, size and success of our acquisitions.

8.  We depend on  three  customers.

We derive a significant amount of our revenue from mining companies who are active in our markets.  We derive our revenues primarily from three customers.  The loss of any one of the three customers will have an material adverse affect upon our operations and revenues.   One of our three principal customers is the Idaho Department of Environmental Quality (DEQ).  The contract with the DEQ accounted for 59% and 80% of our revenues in 2008 and 2007 respectively; the DEQ may cancel itscontract with us without penalty for any reason with 30 days written notice; the DEQ is free to contract with other parties for the same services we provide; and, the average increase in unit rates that we will receive for our services in 2009will be 3%.  See Note 7to financial statements on pageF-21.

9.  Our success depends on key members of our management, the loss of any of whom could disrupt our business operations.

We depend to a large extent on the services of some of our executive officers and directors.  The loss of the services of our executive officers, directors, or other key personnel could disrupt and adversely affect our operations.

10.  Our industry has experienced a high rate of employee turnover. Any difficulty we experience replacing or adding personnel could adversely affect our business.

We may not be able to find enough skilled labor to meet our needs, which could limit our growth. The mining business has been cyclical in the past and is heavily influenced by the price of gold, silver, zinc, platinum, copper and lead. Our services require skilled workers who can perform physically demanding work. As a result of our industry volatility and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. We believe that our success is dependent upon our ability to continue to employ, train and retain skilled personnel. The demand for skilled workers is high, and the supply is limited, particularly in the Rocky Mountain region, which is one of our key regions. It is possible that we will have to raise wage rates to attract workers from other fields and to retain or expand our current work force. If we are not able to increase our service rates sufficiently to compensate for wage rate increases, our operating results may be adversely affected. Our inability to employ, train or retain skilled personnel generally could have a material adverse effect on our results of operations.

11.  Our operations are subject to hazards inherent in the mining and construction industries.

Through our services, we operate heavy equipment.  The operation of heavy equipment and related assets may result in accidents, which can cause personal injury, loss of life, suspension of operations, damage to facilities and damage to or destruction of property. These and other operational risks inherent in our industry could expose us to substantial liability for personal injury, wrongful death, property damage, pollution and other environmental damages. The frequency and severity of such incidents will affect our operating costs, insurability and relationships with customers, employees and regulators. In particular, our customers may elect not to purchase our services if they view our safety record as unacceptable, which could cause us to lose customers and substantial revenue.

12. We do not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs.

The occurrence of an event not fully insured against, or the failure of an insurer to meet its insurance obligations, could result in substantial losses. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable, and there can be no assurance that insurance will be available to cover any or all of these risks, or, even if available, that it will be adequate or that insurance premiums or other costs will not rise significantly in the future, so as to make such insurance costs prohibitive. In addition, our insurance is subject to coverage limits and some policies exclude coverage for damages resulting from environmental contamination.

13.  We are subject to federal, state and local regulation regarding issues of health, safety and protection of the environment. Under these regulations, we may become liable for penalties, damages or costs of remediation. Any changes in laws and government regulations could increase our costs of doing business.

Our operations are subject to federal, state and local laws and regulations relating to protection of natural resources and the environment, health and safety, waste management, and transportation of waste and other materials. Liability under these laws and regulations could result in  fines and penalties, expenditures for remediation and liability for property damages and personal injuries. Sanctions for noncompliance with applicable environmental laws and regulations also may include assessment of administrative, civil and criminal penalties, revocation of permits and issuance of corrective action orders. As part of our business, we generate and dispose of hazardous waste. The generation, handling, transportation, and disposal of these substances and waste are regulated by a number of laws, including the Resource Recovery and Conservation Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Clean Water Act; the Safe Drinking Water Act; and analogous state laws.

14.  Laws protecting the environment generally have become more stringent over time and are expected to continue to do so, which could lead to material increases in costs for future environmental compliance and remediation.

Some environmental laws and regulations may impose strict liability, which means that in some situations we could be exposed to liability as a result of our conduct that was lawful at the time it occurred as a result of conduct of, or conditions caused by, prior operators or other third parties. Clean-up costs and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations could be substantial and could have a material adverse effect on our financial condition. The occurrence of a significant event not fully insured or indemnified against could have a materially adverse effect on our financial

15.  We have operations located on lands that are regulated by the Bureau of Land Management of the United States Department of Interior and these operations may be subject to long periods of interruption or suspension.

The Bureau of Land Management (the “BLM”) enforces regulations that protect certain animals, such as deer, sage grouse and raptors that inhabit lands in the northern United States, where we have operations. We provide services in these locations.  We are affected by this enforcement in the following ways: (1) the BLM may deny or delay the granting of permits to us or our customers necessary to conduct operations in these lands and (2) the BLM may restrict access to or seek our relocation from these lands for a period of time. As a result of this enforcement, our operations on these lands have been and may be interrupted or suspended for long periods of time.  If these regulations become more stringent and, as a result, our operations are interrupted or suspended for longer periods of time, we could lose revenue. The loss of revenue that could occur could have a material impact on our financial condition and results of our operation.

16.  Delays in obtaining permits by our customers for their operations or by us for our operations could impair our business.

Our customers’ and our business operations require permits from various governmental agencies, including the BLM and numerous state agencies. The ease of obtaining the necessary permits depends on the type of operation and the state in which the operation will take place. As with all governmental permit processes, permits may not be issued in a timely fashion, or at all, or in a form consistent with our plan of operations. As a result, our operations may be interrupted or suspended for long periods of time, which could cause us to lose revenue and have a material adverse effect on our results of operation.

17.  If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, our business and the trading price of our common stock could be affected as potential shareholders lose confidence in our financial reporting.

    Once we become a reporting company, management will be responsible under federal securities laws for establishing and maintaining adequate internal control over financial reporting.  We will become a reporting company when this registration statement is declared effective by the Securities and Exchange Commission.   Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful or that we will be able to maintain adequate controls over our financial processes and reporting in the future, including compliance with the obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to develop or maintain effective controls, or difficulties encountered in their implementation or other effective improvement of our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock.

             18. Because our officers and directors do not have prior experience with public reporting companies, we may have to hire additional experienced individuals to assure that we are in compliance with the securities laws.

Because our officers and directors do not have prior experience in compliance and oversight with public reporting companies, we may have to hire additional employees to assist us.   The cost of hiring compliance and oversight personnel could have a significant adverse effect on our administrative expenses.

19.  The contract period during which we provide services to our customers is relatively short, which exposes us to volatility in prices and equipment utilization levels. This volatility may have a material adverse effect on our business.

A significant portion of our revenue is derived by charging our customers for the actual period of time during which we provide services to them. The period of time for which our customers contract with us is usually relatively short, ranging from a few days to several months. The short term of these arrangements exposes us to the risks of a rapid reduction in market prices and equipment utilization and volatility in our revenue. These reductions and volatility may have a material adverse effect on our business. We do not maintain significant backlog and are generally dependent on replacement contracts to sustain and build revenue as jobs are completed.

20.  Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant.  Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

21.   Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, which impose additional sales practice requirements on brokers/dealers, who sell our securities in the aftermarket.  For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you.  Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

22.   FINRA sales practice requirements may limit a stockholder's ability to buy and sell our stock.

Federal Industry Regulatory Authority (FINRA) has adopted rules that require, that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes there is a high probability that speculative low priced securities will not be suitable, for some customers. FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock.  Further, many brokers charge higher transactional fees for penny stock transactions.  As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

23.  Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock.  Therefore you may not be able to resell your shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by our board of directors. We selected $1.00 as the sale price of our shares of common stock. Currently, there is no market for the shares and we arbitrarily selected $1.00 as a price.  If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

There are fifty-eight (58) selling shareholders.  They may be deemed underwriters.  They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges, as the common stock may from time to time be trading;
2.           in privately negotiated transactions;
3.           through the writing of options on the common stock;
4.           in short sales; or
5.           in any combination of these methods of distribution.

The sales price to the public is the market price as set forth on the Bulletin Board operated by Financial Industry Regulatory Authority or another exchange.  The sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.           The market price of our common stock prevailing at the time of sale;
2.           A price related to such prevailing market price of our common stock; or
3.           Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or broker/dealers, who may act as agent or acquire the common stock as a principal. Any broker/dealer participating in such transactions as agent may receive a commission from the selling shareholders; or if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Broker/dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker/dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker/dealer's commitment to the selling shareholders. Brokers/dealers, who acquire shares as principals, may thereafter resell, such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other broker/dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $45,000.  The selling shareholders, however, will pay commissions or other fees payable to broker/dealer in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.  Not engage in any stabilization activities in connection with our common stock;

2.  Furnish each broker/dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker/dealer; and

3.  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed broker/dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.  There are no pre-existing contractual agreements for any person to purchase the shares.

Of the 11,057,000 shares of common stock outstanding as of December 31, 2008, 7,775,000 shares are owned by our officers and directors, or affiliates thereof, and may only be resold in compliance with Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs, and it is anticipated that all available cash will be needed for our operations, in the foreseeable future.

BUSINESS

Background

We were incorporated on April 13, 2006 as Southern Africa Mineral Expeditions Corporation.  On December 14, 2006 we changed our name to Idaho Mining & Exploration Corporation and on June 18, 2007 we changed our name to United Mine Services, Inc.  We are engaged in the business of providing a variety of mine related services to mine owners.  Our website is www.unitedmineservices.com

             In June 2007 we were a shell company.  We had no assets or operations.  That month we acquired Stewart Contracting, Inc., an Idaho corporation incorporated in 1998which was owned and controlled by Greg Stewart.  Stewart Contracting, Inc. was engaged in the business of providing services relating to construction contracting, property remediation, mine site development, and environmental remediation.

On June 30, 2007, we entered into an agreement with Greg S. Stewart and Jenny L. Stewart to acquire all of their shares of common stock of Stewart Contracting Inc., an Idaho corporation in consideration of $2,797,887 payable as follows: 5,000,000 shares of our common stockvalued at $0.25 per share; a note payable in the amount of $1,250,000 and an account payable in the amount of $297,887.  As of March 31, 2009, the 5,000,000 shares have been issued and there is an unpaid balance on the note and account of $1,279,054.   Greg S. Stewart is our current president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer and a member of our board of directors.   In July 2007 we were engaged to begin rehabilitation work on an inactive mine owned by SNS Silver.  We performed the above ground work and subcontracted the underground work to Coeur d’Alene Contract Mining.

    On March 15, 2008, we entered into an agreement with Steve Ivie and Jeff Lambert, co-owners of Coeur d’Alene Contract Mining LLC (CCM), wherein we assumed CCM’s duties to provide U.S. Silver with contract labor at the Galena Mine located in Wallace, Idaho.   Under the terms of the agreement, we agreed to issue Mr. Ivie and Mr. Lambert 337,500 shares each of our common stock and pay CCM 75% of the profits from the Galena Mine contract through March 15, 2009.  An advance payment of $200,000 was made in March 2008.  $60,000 has been paid to date in 2009, with a balance due of $171,346.  CCM is owned and controlled by Jeff Lambert and Steve Ivie, two of our key employees.

On September 30, 2008, we entered into an agreement with Coeur d’Alene Contract Mining LLC (CCM), wherein we agreed to purchase certain equipment and consumables in consideration of $279,927 and make the remaining payments on two Dodge Ram pickup trucks.  CCM isowned and controlled by Jeff Lambert and Steve Ivie, two of our key employees.

On April 3, 2009, we purchased all of the assets of Mine Fabrication & Machine, Inc., a specialty metal fabrication and welding machine shop located in Kellogg, Idaho.  Assets purchased included land, buildings, equipment, inventory, accounts receivable, trade name, and goodwill.  OnApril 1, 2009, we established a custom welding and fabrication division and operate it under the tradename Mine Fabrication and Machine.

General

             Since completing the foregoing transactions,we have created three divisions.  The divisions are as follows:

Our Mine Services Division is a leading, highly diversified provider of specialized mining services.  Services provided thereunder include:

-	Claim Staking
-	Underground mine development and rehabilitation
-	Contract mining, partnering and leasing
-	Consulting
-	Project feasibility and due diligence

Our Contracting Services Division provides heavy civil and environmental contracting services under the trade name Stewart Contracting.  Services provided thereunder include:

-	Mine site civil construction and facility maintenance
-	Site preparation and development
-	Excavation and road construction
-	Stream restoration, flood plain and bank stabilization, pond and dike construction
-	Demolition
-	Property remediation and environmental reclamation

Our Welding and Fabrication Division,  which was not established until April 3, 2009, when we purchased all of the assets of Mine Fabrication and Machine, Inc., provides specialty fabrication services under the trade name Mine Fabrication & Machine.  Services provided thereunder include:

-	Machining
-	Welding
-	Fabrication
-	CNC Milling & Machining
-	Powder Coating
-	Equipment repair and modification

Customers

Our customers have primarily been the independent mining companies located in Idaho.  We also have a large environmental remediation contract with the State of Idaho Department of Environmental Quality.

             Currently our customer base is small and a majority of our sales come from three main customers:

State of Idaho Department of Environmental Quality
U.S. Silver
F&H Mine Supply

The loss of any of those three customers would have a material adverse effecton our operations and revenues.

Competition

We operate in highly competitive areas of the mining services industry. The products and services of each of our principal operating segments are sold in highly competitive markets, and our revenues and earnings can be affected by the following factors:

-	changes in competitive prices;
-	precious metal prices and industry perceptions of future prices;
-	fluctuations in the level of activity by mining companies;
-	the ability of mining companies to generate capital;
-	general economic conditions; and
-	governmental regulation.

Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics than our products and services, or if they would offer to pay more for mature mining properties. Competitive pressures or other factors also may result in significant price competition that could reduce our operating cash flow and earnings. In addition, competition among mining service and equipment providers is affected by each provider’s reputation for safety and quality. Although we believe that our reputation for safety and quality service is good, we cannot assure that we will be able to maintain our competitive position.

Our principal competitors are Small Mines Development, Dynatech, J.S. Redpath, and Pro Con.

Potential Liabilities and Insurance

Our operations involve a high degree of operational risk, particularly of personal injury, damage or loss of equipment and environmental accidents. Failure or loss of our equipment could result in property damages, personal injury, environmental pollution and other damages for which we could be liable. Litigation arising from fire or explosion may result in large claims for damages in the future. We maintain insurance against risks that we believe is consistent in types and amounts with industry standards and is required by our customers. Changes in the insurance industry in the past few years have led to higher insurance costs and deductibles as well as lower coverage limits. The availability of insurance covering risks we and our competitors typically insure against may continue to decrease forcing us to self-insure against business risks.  As a result,  the insurance that we are able to obtain may have higher deductibles, higher premiums, lower limits and more restrictive policy terms.

Health, Safety and Environmental Assurance

We have established health, safety and environmental performance as a corporate priority. Our goal is to be an industry leader in this area by focusing on the belief that all safety and environmental incidents are preventable, and an injury-free workplace is achievable by emphasizing correct behavior. We have a company-wide effort to enhance our behavioral safety process and training program and make safety a constant focus of awareness through open communication with all of our employees. In addition, we investigate all incidents with a priority of identifying and implementing the corrective measures necessary to reduce the chance of reoccurrence.

Government Regulation

Our business is significantly affected by the following:

-	Federal and state laws and other regulations relating to the mining industry;
-	changes in such laws and regulations; and
-	the level of enforcement thereof.

We cannot predict the level of enforcement of existing laws and regulations or how such laws and regulations may be interpreted by enforcement agencies or court rulings in the future. A decrease in the level of industry compliance with or enforcement of these laws and regulations in the future may adversely affect the demand for our services. We also cannot predict whether additional laws and regulations will be adopted, or the effect such changes may have on us, our businesses or our financial condition. The demand for our services from mining industry would be affected by changes in applicable laws and regulations. The adoption of new laws and regulations curtailing drilling for oil and gas in our operating areas for economic, environmental or other policy reasons could also adversely affect our operations by limiting demand for our services.

Regulation of the Mining Industry

Our activities will be subject to various laws and regulations governing prospecting, taxes, labor standards, occupational safety and health, waste disposal, protection and reclamation of the environment, protection of endangered and protected species, toxic substances and other matters. We may in the future be subject to clean up liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other federal and state rules that establish cleanup liability for the release of hazardous substances.  We may also be subject to environmental and employment regulations at the state level. We do not expect to incur a material expense in complying with state requirements

Environmental Regulations

General. Our operations are subject to extensive federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. Governmental authorities enforce compliance with their regulations through administrative or civil penalties, corrective action orders, injunctions or criminal prosecution. Although we believe that compliance with environmental regulations will not have a material adverse effect on us, risks of substantial costs and liabilities related to environmental compliance issues are part of mining and construction operations. No assurance can be given that significant costs and liabilities will not be incurred. Also, it is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from mining and construction activities could result in substantial costs and liabilities to us. Federal laws and regulations applicable to our operations include those controlling the discharge of materials into the environment, requiring removal and cleanup of materials that may harm the environment, or otherwise relating to the protection of the environment. Our insurance policies provide liability coverage for sudden and accidental occurrences of pollution or clean-up and containment in amounts that we believe are comparable to policy limits carried by others in our industry.

Solid and Hazardous Waste. Federal and state laws applicable to mining properties continue to be stricter over time. Under these increasingly stringent requirements, we could be required to remove or remediate previously disposed wastes (including wastes disposed or released by prior owners and operators) or clean up property contamination (including groundwater contamination by prior owners or operators) or to perform plugging operations to prevent future contamination. We generate some hazardous wastes that are already subject to the Federal Resource Conservation and Recovery Act, or RCRA, and comparable state statutes. The Environmental Protection Agency, or EPA, has limited the disposal options for certain hazardous wastes. It is possible that certain wastes currently exempt from treatment as hazardous wastes may in the future be designated as hazardous wastes under RCRA or other applicable statutes. We could, therefore, be subject to more rigorous and costly disposal requirements in the future than we encounter today.

Superfund. The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, also known as the “Superfund” law, imposes liability, without regard to fault or the legality of the original conduct, on certain persons with respect to the release of hazardous substances into the environment. These persons include the owner and operator of a site and any party that disposed of or arranged for the disposal of hazardous substances found at a site. CERCLA also authorizes the EPA, and in some cases, private parties, to undertake actions to clean up such hazardous substances, or to recover the costs of such actions from the responsible parties. In the course of business, we have generated and will continue to generate wastes that may fall within CERCLA’s definition of hazardous substances. We may also be an owner or operator of sites on which hazardous substances have been released. As a result, we may be responsible under CERCLA for all or part of the costs to clean up sites where such wastes have been disposed.

Clean Water Act. The Federal Water Pollution Control Act, or Clean Water Act, and resulting regulations, which are implemented through a system of permits, also govern the discharge of certain contaminants into waters of the United States. Sanctions for failure to comply strictly with the Clean Water Act are generally resolved by payment of fines and correction of any identified deficiencies. We believe that we substantially comply with the Clean Water Act and related federal and state regulations.

Clean Air Act. Our operations are subject to local, state and federal laws and regulations to control emissions from sources of air pollution. Payment of fines and correction of any identified deficiencies generally resolve penalties for failure to comply strictly with air regulations or permits. We believe that we substantially comply with the emission standards under local, state, and federal laws and regulations.

Contract with State of Idaho Department of Environmental Quality

On June 29, 2006 we entered into an agreement with the State of Idaho Department of Environmental Quality of Idaho (“DEQ”) under which we provide environmental remediation services throughout North Idaho’s Silver Valley.  We are currently in the third and final option year of our existing contract, which runs through &ltR&gt December 31, 2009. &lt/R&gt  There is no assurance the Department will renew our contract.

             The contract with the DEQ accounted for 59% and 80% of our revenues in 2008 and 2007 respectively.   The DEQ may cancel its contract with us without penalty for any reason with 30 days written notice.  The DEQ is free to contract with other parties for the same services we provide.  Finally, the average increase in unit rates that we will receive for our services in 2009 will be 3%.  See Note 7to financial statements at F-21.

Contract with U.S. Silver

We have an open-ended contract with U.S. Silver at the Galena Mine located in Wallace, Idaho.  Under the terms of the agreement, we provide contract mining services at negotiated unit rates.  The Galena Mine has been in operation for more than fifty years.  Projections from U.S. Silver indicate reserves of more than 20 million ounces of silver, and only a small portion of U.S. Silver’s property has been explored for mineral deposits.  There is no assurance that U.S. Silver will continue contracting with us.  U.S Silver may cancel this contract without penalty for any reason with only 10 days written notice.  Further, although required by Article X of the contract to obtain written approval to disclose the terms of the agreement, we did not do so.

Employees

As of March 31, 2009, we had approximately 26 full time employees and 40 seasonal employees. None of our employees is represented by a union or covered by a collective bargaining agreement. We believe that our relationship with our employees is good.

Facilities

Our corporate headquarters are located at 202 South Division, Pinehurst, Idaho 83850.  We lease these premises from Greg Stewart pursuant to a written lease.  The term of the lease is eight months and began on November 1, 2007.  The lease expired on June 30, 2008, and continues on a month to month basis at a monthly rent of $1,500 per month.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Results of operations

December 31, 2008 compared to December 31, 2007

Balance Sheet

Cash on hand at December 31, 2008, and December 31, 2007, was $32,032 and $386,267, respectively, a decrease of $354,235.  The decrease in cash in 2008 is a result of equipment purchases and paying down debt.

Accounts receivable at December 31, 2008, and December 31, 2007, was $659,491 and $457,199, respectively, an increase of $202,292.  Receivables from our Mine Services Division decreased by approximately $200,000 in 2008 compared to 2007, and they were offset by an increase in retainage of approximately $30,000 and a new $365,000 receivable due from our surety company.

Refundable income taxes at December 31, 2008, and December 31, 2007, were $45,270 and $0, respectively.  During 2008, we overpaid our 2007 taxes by an estimated $15,197 and our 2008 taxes by an estimated $30,073.  We will file amended 2007 returns in order to get a refund.

Unbilled revenue at December 31, 2008, and December 31, 2007, was $158,538 and $0, respectively.  We had no unbilled work in progress at December 31, 2007.  At December 31, 2008, we had work in progress at the Galena Mine in Wallace, Idaho, that was not billed until January, 2009.

Unbilled revenue, related party at December 31, 2008, and December 31, 2007, was $160,000 and $0, respectively.  We had work in progress at the end of 2008 for a home construction contract with an employee of the Company.  The home was completed in February, 2009.

Deferred income tax asset, current portion, at December 31, 2008, and December 31, 2007, was $149,986 and $33,308, respectively, an increase of $116,678.  The increase is due to common stock issued as compensation in 2008 which was expensed for financial purposes but not for tax purposes, and payments made and expensed in 2007 for the purchase of assets from Mine Fabrication & Machine, Inc., which will be expensed for tax purposes in 2009.

Prepaid insurance at December 31, 2008, and December 31, 2007, was $26,229 and $32,198, a decrease of $5,969, attributable to a decrease in the amount of auto and general liability insurance we prepaid in 2008.

Property, plant, & equipment, net of accumulated depreciation at December 31, 2008, and December 31, 2007, was $516,672 and $155,130, respectively, an increase of $361,542.  During 2008, we purchased vehicles totaling $81,702, mining equipment totaling $289,927, and construction equipment totaling $61,461, offset by depreciation expense of $71,548.

Retainage due after one year at December 31, 2008, and December 31, 2007, was $60,149 and $58,876, respectively, an increase of $1,273.  Our contract with the State of Idaho Department of Environmental Quality allows for 3% retainage to be withheld.  Half of the retainage is released one year after the construction season ends in November, and the remainder is released two years after the construction season ends.

Deferred income tax asset, noncurrent portion, at December 31, 2008, and December 31, 2007, was $543,663 and $760,925, respectively, a decrease of $217,262.  The decrease is due to a reduction in the amount of goodwill to be expensed for tax purposes year over year and the change in classification from noncurrent tax asset to current tax asset of the 2007 payments made and expensed for the purchase of assets from Mine Fabrication & Machine, Inc.  Since those payments will be expensed for tax purposes in 2009, they were classified as a noncurrent deferred tax asset in 2007 and as a current deferred tax asset in 2008.

Deferred contract acquisition costs at December 31, 2008, and December 31, 2007, were $103,125 and $0, respectively.  On March 15, 2008, we entered into an agreement with Steve Ivie and Jeff Lambert, co-owners of Coeur d’Alene Contract Mining LLC (CCM) and two of our key employees, wherein we assumed CCM’s duties to provide U.S. Silver with contract labor at the Galena Mine located in Wallace, Idaho.   Under the terms of the agreement, we agreed to issue Mr. Ivie and Mr. Lambert 337,500 shares each of our common stock (675,000 shares total) and pay CCM 75% of the profits from the Galena Mine contract for one year, from March 15, 2008, through March 15, 2009.  The common stock was valued at $0.10 per share, or $67,500, and CCM’s share of the profits was estimated to be $427,500, so a total of $495,000 was recorded as Deferred Contract Acquisition Costs and amortized over the one-year period of the agreement.  During 2008, $391,875 was amortized to direct contract costs, leaving a balance of $103,125.

Accounts payable at December 31, 2008, and December 31, 2007, was $268,653 and $48,594, respectively, an increase of $220,059.  The increase is attributable to an overall growth in our business activities in 2008, as well as several large payables on the 2008 books, including $72,617 due to our surety for bond premium on our contract with the State of Idaho Department of Environmental Quality; $79,927 due to Coeur d’Alene Contract Mining for the purchase of mining equipment, and $34,509 owed on a company credit card.

Accounts payable, related party at December 31, 2008, and December 31, 2007, was $348,561 and $218,441, respectively, an increase of $130,120.  The increase is the net result of two related party transactions:  first, the balance due Coeur d’Alene Contract Mining of $227,500 from the assumption of the Galena Mine Contract, which increased the payable; and second, a pay down of the amount owed to Greg Stewart of $97,380 stemming from the June 30, 2007, merger of United Mine Services and Stewart Contracting (described in more detail in ‘Certain Transactions’), which decreased the payable.

Line of credit at December 31, 2008, and December 31, 2007, was $175,000 and $278,724, respectively, a decrease of $103,724.  We used excess cash at the end of 2008 to pay down our lines of credit.

Current portion of long-term debt at December 31, 2008, and December 31, 2007, was $91,687 and $83,000, respectively, an increase of $8,687.

Accrued payroll, taxes and fringes at December 31, 2008, and December 31, 2007, was $151,222 and $0, respectively.  At the end of 2007, we paid all wages, payroll taxes and workers’ compensation due on or before December 31 and had no accruals.  At December 31, 2008, we owed wages for the period December 22 through December 31, which were not paid until January 2009, as well as payroll taxes and workers’ compensation, which were not paid until January 2009.

Provision for income taxes at December 31, 2008, and December 31, 2007, was $0 and $150,053, respectively.  During 2007, we made no estimated tax payments and therefore accrued our entire estimated 2007 tax expense.  During 2008, we made estimated tax payments in excess of the amount owed and did not need to accrue additional tax expense at December 31.

Long-term debt, net of current maturities at December 31, 2008, and December 31, 2007, was $85,957 and $48,568, respectively, an increase of $37,389, attributable primarily to a skidsteer purchased in October 2008 and financed by Caterpillar Financial Services.

Long-term debt, related party, net of current maturities at December 31, 2008, and December 31, 2007, was $1,130,616 and $1,179,419, respectively, a decrease of $48,803, attributable to the pay down of the note due Greg Stewart stemming from the June 30, 2007, merger of United Mine Services and Stewart Contracting (described in more detail in ‘Certain Transactions’).

Common stock at December 31, 2008, and December 31, 2007, was $110,570 and $97,070, respectively, an increase of $13,500.  During 2008, we issued 1,350,000 shares of common stock at a par value of $0.01 per share.

Discount on common stock at December 31, 2008, and December 31, 2007, was ($49,990) for both year ends.

Paid-in capital at December 31, 2008, and December 31, 2007, was $271,880 and $150,380, respectively, an increase of $121,500.  During 2008, we issued 1,350,000 shares of common stock valued at $0.10 per share.  Our stock’s par value is $0.01 per share.  The difference between the stock value and the par value is $0.09 per share and was recorded as Paid-in capital.

Accumulated deficit at December 31, 2008, and December 31, 2007, was ($129,001) and ($320,356), respectively, a decrease of $191,355, attributable to our net income for 2008.

Statement of Operations

Contract Revenues at December 31, 2008, and December 31, 2007, were $7,242,990 and $5,039,371, respectively, an increase of $2,203,619, reflecting increased activity in our Mine Services Division, which saw year over year revenue growth of approximately $2 million dollars, primarily due to the assumption of the Galena Mine contract from Coeur d’Alene Contract Mining.  Revenues from our Contracting Services Division increased approximately $200,000 in 2008.

Direct Contract Costs at December 31, 2008, and December 31, 2007, were $6,236,104 and $4,132,995, respectively, an increase of $2,103,109, reflecting increased activity in our Mine Services Division.  Direct Contract Costs increased at a higher percentage rate than Contract Revenues due to the agreement with Coeur d’Alene Contract Mining (CCM), which required us to pay CCM 75% of the profits generated from the Galena Mine contract.  Direct Contract Costs include costs which can be specifically charged to a particular project or contract, including payroll labor, payroll taxes, insurance, fringes, equipment rent and maintenance, permanent materials, subcontract costs, and project supplies and consumables.

Gross Profit at December 31, 2008, and December 31, 2007, was $1,006,886 and $906,376, respectively, an increase of $100,510, attributable to the increased activity in our Mine Services Division as described in Contract Revenues and Direct Contract Costs, above.

Wages at December 31, 2008, and December 31, 2007, were $306,007 and $102,757, respectively, an increase of $203,250, attributable to a raise in pay for our CEO and the hiring of a Controller in 2008, a new position for our company.

General and administrative expenses at December 31, 2008, and December 31, 2007, were $24,415 and $67,960, respectively, a decrease of $43,545.  The decrease is attributable to our decision in 2008 to classify certain project expenses as Direct Contract Costs rather than operating expenses,  which was the result of a change in how we define direct contracting costs and operating expenses.  Beginning in 2008, any cost that is directly attributable to a specific project, such as fuel or project liability insurance, is classified as a direct contract cost .

Insurance at December 31, 2008, and December 31, 2007, was $14,342 and $82,645, respectively, a decrease of $68,303.  The decrease is attributable to our decision in 2008 to classify project insurance expenses as Direct Contract Costs rather than operating expenses,  since project insurance costs can be tied directly to specific projects.

Depreciation at December 31, 2008, and December 31, 2007, was $71,548 and $48,014, respectively, an increase of $23,534, attributable to the purchase of more than $350,000 of mining equipment, construction equipment, and vehicles in 2008.

Legal, accounting and consulting at December 31, 2008, and December 31, 2007, was $85,509 and $25,111, respectively, an increase of $60,398.  Our tax preparation expenses increased several thousand dollars in 2008 due to our growth.  In addition, in 2008 we incurred auditor’s expenses of nearly $30,000 for the first time ever audit of our books.  Finally, in 2008 we incurred approximately $25,000 in additional consulting expenses as our revenues grew and we developed a website and implemented a marketing strategy.

Office supplies and expense at December 31, 2008, and December 31, 2007, was $22,362 and $16,062, respectively, an increase of $6,300, attributable to our business growth in 2008.

Travel at December 31, 2008, and December 31, 2007, was $35,579 and $11,516, respectively, an increase of $24,063.  We attended several trade shows and investor conferences for the first time in 2008 and also incurred travel and relocation expense when we hired our Controller and relocated him from Boise, Idaho, to the Silver Valley.

Rent – real estate at December 31, 2008, and December 31, 2007, was $18,000 and $8,600, respectively, an increase of $9,400, attributable to lease expense for our corporate office, which we began leasing in November 2007.

Taxes, licenses, and fees at December 31, 2008, and December 31, 2007, were $15,051 and $6,586, respectively, an increase of $8,465, attributable to our business growth in 2008.

Impairment to goodwill at December 31, 2008, and December 31, 2007, was $0 and $1,833,985, respectively.  On June 30, 2007, we acquired Stewart Contracting, Inc.  The transaction was accounted for as a reverse acquisition, whereby Stewart Contracting, the legal acquiree, was treated as the accounting parent (acquirer), and United Mine Services, the legal parent, was treated as the accounting acquiree.  The financial operation information of Stewart Contracting was kept at its historical values, and the equity was restated in reference to the legal stock structure of United Mine Services.  The transaction resulted in the recording of goodwill of $1,833,985.  In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” at least annually goodwill is tested for impairment by applying a fair value based test.  This test revealed an impairment loss as of December 31, 2007, and we recorded an impairment charge to eliminate goodwill.

Other expense at December 31, 2008, and December 31, 2007, was $0 and $100,000, respectively, and reflects two $50,000 payments made in 2007 to Mine Fabrication & Machine, Inc. (Mine Fab), a welding and fabrication shop located in Kellogg, Idaho.  The payments were made to extend the deadline for a stock purchase agreement we had with Mine Fab that failed to close.

Interest income at December 31, 2008, and December 31, 2007, was ($2,665) and $0, respectively, attributable to interest owed to us at December 31, 2008, by our bonding surety.

Interest expense at December 31, 2008, and December 31, 2007, was $95,302 and $53,405, respectively, an increase of $41,897, attributable to an increase in interest paid to Greg Stewart in 2008 as a result of the June 30, 2007, merger between Stewart Contracting and United Mine Services.

Miscellaneous Gains at December 31, 2008, and December 31, 2007, was $0 and ($61,770), respectively.  The gain in 2007 is a result of real property divested by us on June 30, 2007, when we merged with Stewart Contracting.

Income tax expense at December 31, 2008, and December 31, 2007, was $130,083 and ($644,181), respectively, an increase of $774,264.  The income tax credit in 2007 is attributable to the loss we incurred due to the goodwill impairment charge.

Research

During the past two fiscal years we have spent $0 on research.  We anticipate spending $0 on research in 2009.

Liquidity and Capital Resources

We have sufficient capital to maintain our operations during the next twelve months.  We have funded our operations through the sale of our services to the mining and construction industry.  We anticipate sufficient annual revenues to maintain our current operations.

             Each of our three divisions is profitable and is expected to remain so during the next twelve months, generating sufficient cash to fund operations and service our debt.  In our Mine Services Division and our Welding and Fabrication Division, payments are generally received from our customers net 10 – 30 days and provide sufficient working capital to fund operations without the need to draw on our lines of credit.  In our Contracting Services Division, working capital needs typically increase in the summer and fall months, during our peak construction season, and decrease in the winter and spring, as cash is received for the season’s work.  We currently have three lines of credit to fund our summer operations:

•	A $400,000 operating line of credit with AmericanWest Bank at an interest rate of prime plus 0.5%, collateralized by the Company’s accounts receivable.

•	A $300,000 Home Equity Line of Credit at an interest rate of prime minus 0.25%, collateralized by personal assets of the Company’s CEO.

•	Effective April 3, 2009, a $350,000 operating line of credit with Mountain West Bank at an interest rate of prime plus 2.75%.

In June, 2010, we have a balloon payment of $1,104,207 due to our CEO, Greg Stewart, as a result of the reverse merger between Stewart Contracting and United Mine Services, Inc. in June 2007.  We have the option of making the payment in cash or common stock.  However, Mr. Stewart has indicated his willingness to extend the payment deadline indefinitely, provided the company continues to make minimum payments of $10,000 per month.  We do not anticipate a strain on our liquidity or capital resources as a result of this obligation.

Contractual Obligations

The following table summarizes our estimated contractual obligations as of December 31, 2008:

			Payments due by period
	Total	Less	1-3 years	3-5 years	More
		Than 1			than 5
		Year			Years
Long term debt	1,308,260	91,687	1,181,386	35,187	0
Capital leases	0	0	0	0	0
Operating leases	0	0	0	0	0
Purchase obligations	0	0	0	0	0
Accounts Payable	268,653	268,653	0	0	0
Accounts payable to related party	348,561	348,561
Line of credit	175,000	175,000
Accrued payroll, taxes and fringes	151,222	151,222

Milestones for the Next 12 Months

The following are our milestones for the next twelve months:

-	Increase revenues to $11,500,000
-	Increase marketing throughout the United States and Canada
-	Explore partnering, leasing, or taking an ownership interest in an operating mine
-	Continue to pursue acquisitions in the mine services sector

Industry Outlook

The strong industry conditions that prevailed from 2006 through mid-2008 have declined in the last year. The global credit crisis which was a catalyst for an economic recession in the United States as well as in other countries has sharply curtailed demand from industrial users.

Many industry observers believe the long-term demand fundamentals of the precious metal sector remain in place.  Lower commodity prices will make certain projects uneconomical and reduce demand for our services.  These conditions will negatively impact demand for our services, resulting in lower prices and utilization.

Off-Balance Sheet Arrangements

We have no off balance sheet arrangements.

Hedging Activities

We are not a party to any hedging activities.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Note 1 to our consolidated financial statements contains a description of the accounting policies used in the preparation of our financial statements. We evaluate our estimates on an ongoing basis, including those related to long-lived assets and goodwill, income taxes, allowance for doubtful accounts, long-term construction accounting and self-insurance. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual amounts could differ significantly from these estimates under different assumptions and conditions.

We define a critical accounting policy or estimate as one that is both important to our financial condition and results of operations and requires us to make difficult, subjective or complex judgments or estimates about matters that are uncertain. We believe that the following are the critical accounting policies and estimates used in the preparation of our consolidated financial statements. In addition, there are other items within our consolidated financial statements that require estimates but are not deemed critical as defined in this paragraph.

Long-Lived Assets. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. We record impairment losses on long-lived assets used in operations when the estimated cash flows to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based upon, among other things, historical results adjusted to reflect our best estimate of future market rates, utilization levels and operating performance. Our estimates of cash flows may differ from actual cash flows due to, among other things, changes in economic conditions or changes in an asset’s operating performance.  Impairment testing for these long-lived assets is based on the consolidated entity. Assets to be disposed of are reported at the lower of the carrying amount or fair value less estimated costs to sell. If the sum of the cash flows is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The net carrying value of assets not fully recoverable is reduced to fair value. Our estimate of fair value represents our best estimate based on industry trends and reference to market transactions and is subject to variability.

Goodwill. In assessing the recoverability of goodwill, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. We test goodwill for impairment in accordance with Statement of Financial Accounting Standards No. 142 (FAS No. 142), “Goodwill and Other Intangible Assets.” FAS No. 142 requires that goodwill as well as other intangible assets with indefinite lives not be amortized, but instead tested annually for impairment. Our annual testing of goodwill is based on our estimate of fair value and carrying value at December 31. We estimate the fair value of each of our reporting units (which are consistent with our business segments) using various cash flow and earnings projections discounted at a rate estimated to approximate the reporting units’ weighted average cost of capital. We then compare these fair value estimates to the carrying value of our reporting units. If the fair value of the reporting units exceeds the carrying amount, no impairment loss is recognized. Our estimates of the fair value of these reporting units represent our best estimates based on industry trends and reference to market transactions. A significant amount of judgment is involved in performing these evaluations since the results are based on estimated future events.

Based on business conditions and market values that existed at December 31, 2008, we concluded that no impairment loss were required.

Income Taxes. We provide for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (FAS No. 109), “Accounting for Income Taxes.” This standard takes into account the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Our deferred tax calculation requires us to make certain estimates about our future operations. Changes in state, federal and foreign tax laws, as well as changes in our financial condition or the carrying value of existing assets and liabilities, could affect these estimates. The effect of a change in tax rates is recognized as income or expense in the period that the rate is enacted.

Allowance for Doubtful Accounts. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of some of our customers to make required payments. These estimated allowances are periodically reviewed, on a case by case basis, analyzing the customer’s payment history and information regarding customer’s creditworthiness known to us. In addition, we record a reserve based on the size and age of all receivable balances against those balances that do not have specific reserves. If the financial condition of our customers deteriorates, resulting in their inability to make payments, additional allowances may be required.

Revenue Recognition. Our products and services are generally sold based upon purchase orders or contracts with customers that include fixed or determinable prices. We recognize revenue when services or equipment are provided and collectibility is reasonably assured.

Long-Term Construction Accounting for Revenue and Profit (Loss) Recognition.   A portion of our revenue is derived from long-term contracts, which we define as any contract in which work overlaps accounting quarters and requires the percentage-of-completion revenue recognition method.  Current contracts meeting the definition of long-term contracts are the Galena Mine contract with U.S. Silver and the contract with the Department of Environmental Quality.  Since, in our opinion, these contracts meet the criteria  under Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” we recognize revenues on the percentage-of-completion method, primarily based on costs incurred to date compared with total estimated contract costs. It is possible there will be future and currently unforeseeable significant adjustments to our estimated contract revenues, costs and profitability for contracts currently in process. These adjustments could, depending on the magnitude of the adjustments, materially, positively or negatively, affect our operating results in an annual or quarterly reporting period. The accuracy of the revenue and estimated earnings we report for fixed-price contracts is dependent upon the judgments we make in estimating our contract performance and contract revenue and costs.

Recent Accounting Pronouncements

In November 2008, the Emerging Issues Task Force issued EITF Issue No. 08-06, “Equity-Method Investment Considerations,” which clarifies the accounting for certain transactions involving equity-method investments. This interpretation is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and interim periods within those years. We do not expect the adoption of EITF Issue No. 08-06 to have an impact on our results of operations and financial position.

In December 2007, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 141(R) (FAS No. 141(R)), “Business Combinations (as amended).” FAS No. 141(R) requires an acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction and any noncontrolling interest in the acquiree at the acquisition date fair value. Additionally, contingent consideration and contractual contingencies shall be measured at acquisition date fair value. FAS No. 141(R) also requires an acquirer to disclose all of the information users may need to evaluate and understand the nature and financial effect of the business combination. Such information includes, among other things, a description of the factors comprising goodwill recognized in the transaction, the acquisition date fair value of the consideration, including contingent consideration, amounts recognized at the acquisition date for each major class of assets acquired and liabilities assumed, transactions not considered to be part of the business combination (i.e., separate transactions), and acquisition-related costs. FAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (for any acquisitions closed by us on or after January 1, 2009), and early adoption is not permitted. FAS No. 141(R) will impact the accounting for acquisitions closed on or after January 1, 2009.

In December 2007, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 160 (FAS No. 160), “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51.” FAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, this statement requires that consolidated net income include the amounts attributable to both the parent and the noncontrolling interest. FAS No. 160 is effective for fiscal years beginning on or after December 15, 2008.

MANAGEMENT

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of our directors, officers and key employees is set forth below:

Name	Age	Position Held
Greg Stewart	43	President, Principal Executive Officer, Secretary, Treasurer, Principal
		Financial Officer, Principal Accounting Officer, and Director

Kurt Hoffman	42	Director

John Gunter	43	Director
&ltR&gt
Jeff Lambert	40	Mine Services Manager

Steve Ivie	40	Mine Services Manager

Our directors serve until our next annual meeting of the stockholders or until they resign if earlier. The Board of Directors appoints the officers, and their terms of office are at the discretion of the Board of Directors.

Greg Stewart. Since July 2007, Mr. Stewart has served as our president, chief executive officer and a director.  On March 31, 2009, he assumed the additional responsibilities of secretary, treasurer, principal financial officer, and principal accounting officer.  From 1992 to June 2007, Mr. Stewart was the sole owner of Stewart Contracting, Inc., a heavy civil and environmental remediation company located in Pinehurst Idaho.  Stewart Contracting, Inc. provided excavation, road construction, steam restoration, demolition, environmental remediation, and reclamation services to public and private clients in North Idaho’s Silver Vallery.On June 30, 2007, United Mine Services (UMS) acquired Stewart Contracting and retained him as president and chief executive officer.

Kurt Hoffman.  Since April 2006, Mr. Hoffman has served as a director.  From April 2006 to June 2007, he served as our president.  Since 2003, Mr. Hoffman has served as the chief executive officer of Sundance Diamonds Corporation, a privately held company located in Coeur d’Alene, Idaho, engaged in the exploration for diamonds in the United States, Canada and South Africa.  From December 2006 to December 2007, Mr. Hoffman served on the Board of Directors of SNS Silver Corp. located in Vancouver, British Columbia, engaged in the business of exploration and development of mineral deposits.  He was instrumental in SNS Silver’s acquisition and rehab of the historic Crescent Mine.   Mr. Hoffman co-founded High Plains Uranium in 2003, an advanced exploration uranium mining company, located in Cheyenne, Wyoming.  Since February 2007, Mr. Hoffman has served as a director of Syringa Exploration, Inc. Syringa is a privately held exploration company seeking to find and development mineral deposits, located in Cataldo, Idaho.  Syringa is a very small company with limited activity and zero revenues in fiscal 2008 or fiscal 2009 to date.   From 1998 to 2004, Mr. Hoffman served as CEO and director of Trend Mining, a publicly traded company located in Coeur d’Alene, Idaho, engaged in the business of exploring for and developing mineral deposits.

John Gunter. Since April 2008, Mr. Gunter has served as a member of our board of directors.  Since February 2008, Mr. Gunter has served as the president and a director of Syringa Exploration, Inc. Syringa is a privately held exploration company seeking to find and development mineral deposits, located in Cataldo, Idaho.  Syringa is a very small company with limited activity and zero revenues in fiscal 2008 or fiscal 2009 to date.  From November 2005 to present, Mr. Gunter has been an independent consultant, helping start-up companies get up and running. Companies he has worked with include United Mine Services, Syringa Exploration, Inc. and Sundance Diamonds Corporation.  Prior to November 2005, he spent eight years as a sales manager for Dave Smith Motors in Kellogg, Idaho. He managed up to forty sales employees and helped developed an internet sales model that grew into the world’s largest internet auto sales division for the years 2002 through 2007.

             Jeff Lambert, Mine Services Manager. Mr. Lambert is a Silver Valley native who joined UMS in 2008.  He co-founded Coeur d’Alene Contract Mining (CCM), an underground contract mining company which sold its contracts and assets to UMS in 2008.  Mr. Lambert was retained as co-manager of our Mine Services Division.  He has more than 20 years of experience in all phases of underground mining. He studied Business Management at North Idaho College.  Prior to forming CCM, Mr. Lambert worked for Stillwater Mining, Homestake Mining, Galena Mine and Sunshine Mining Co.

Steve Ivie, Mine Services Manager. Mr. Ivie is a Silver Valley native who joined UMS in 2008.  He co-founded Coeur d’Alene Contract Mining (CCM) along with Mr. Lambert and was retained as co-manager of our Mine Services Division.  Mr. Ivie has more than two decades of experience in the mining industry with expertise in drift, ramp and track mining.  He has extensive contacts through the industry. Prior to joining UMS he worked for the Galena Mine, The Bunker Hill Mine, Sunshine Mining Co. and Atlas Mining.

Significant Employees

Erik Panke, Controller.  From March 2008 to March 2009, Mr. Panke served as our treasurer, principal financial officer, principal accounting officer and a director.  His current duties include responsibility for all financial activity, including internal cost accounting, budgeting, payroll, accounts payable.  Mr. Panke’s duties also include working with outside auditors on our financial statements and taking the necessary steps to take us public.  Since June, 2008, Mr. Panke has been chief financial officer of Syringa Exploration, Inc., a private exploration company looking for mineral deposits, located in Cataldo, Idaho.  Syringa is a very small company with limited activity and zero revenues in fiscal 2008 or fiscal 2009 to date.  From 1986 to May 2008, Mr. Panke worked for Washington Group International, Inc., formerly Morrison Knudsen Corporation, an international engineering, construction, mining, and program management company.  He started as a field accountant and progressed to Senior Manager of Business at project sites throughout the United States.  He was responsible for all corporate accounting and administrative duties on engineering and construction projects, including cost and budgeting, payroll and human resources administration, client relations and financial statement preparation.

Brett Sauer, Contracting Services Manager.  Mr. Sauer joined Stewart Contracting in 2001 and has more than fifteen years of experience in heavy civil construction and environmental remediation.  He has managed our annual yard remediation program for the past two years.  Prior to joining Stewart Contracting, Mr. Sauer worked as a subcontractor for Environmental Reclamation Inc. and as an operator for Morrison Knudsen on the Bunker Hill Superfund cleanup project.

Mark Fralich, Director of Marketing and Corporate Development.  Mr. Fralich joined UMS in 2008 as a consultant and brings extensive sales, marketing, business development and investor relations experience to the team.  Prior to joining UMS, Mr. Fralich worked for Mines Management, Inc., in investor relations and conducted “Precious Metals and Investment Seminars” throughout the United States.  He was co-founder of Spoval Fiber Optics and grew it into a multi-million dollar company.  He previously worked as a Regional Sales Manager for Telect, Inc., and spent 13 years with The Associated Press news service.

Legal Proceedings

             During the past five years, our officers and directors: have not filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing; were not convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); were not the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws; were not the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity; were not found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law and the judgment in subsequently reversed, suspended or vacate; and were not found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated .

Audit Committee Financial Expert

We do not have an audit committee financial expert.  We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive.

Audit Committee and Charter

We do not have a separately-designated audit committee of the board. As a result, our entire board of directors constitutes our audit committee.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Disclosure Committee and Charter

We do not have a disclosure committee or disclosure committee charter.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers during the last three completed fiscal years. Our fiscal year end is December 31.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
							Nonqual-
						Non-Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary(1)	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)
Greg Stewart	2008	120,000	0	0	0	0	0	0	120,000
President, PEO, PFO	2007	78,000	0	0	0	0	0	0	78,000
PAO, Secretary	2006	0	0	0	0	0	0	0	0

Jeff Lambert	2008	100,000	0	33,750	0	0	0	0	133,750
Mine Services Mgr.	2007	0	0	0	0	0	0	0	0
	2006	0	0	0	0	0	0	0	0

Steve Ivie	2008	100,000	0	33,750	0	0	0	0	133,750
Mine Services Mgr.	2007	0	0	0	0	0	0	0	0
	2006	0	0	0	0	0	0	0	0

Erik Panke	2008	70,432		67,500	0	0	0	0	137,932
Treasurer, PFO	2007	0	0	0	0	0	0	0	0
PAO (resigned)	2006	0	0	0	0	0	0	0	0

(1)	This amount represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008 in accordance with FAS 123R.

Mr. Stewart’s salary was predicated upon his previous ownership and operation of Stewart Contracting, Inc., his experience in providing mines services, and skill in operating a mine services corporation as evidenced by our successful operation.  As a direct result of the purchase of the assets of Coeur d’Alene Contract Mining LLC, anticipated future acquisitions, and the responsibilities relating thereto, our board of directs determined that Mr. Stewart’s compensation should be increased for 2008.

The following table sets forth information with respect to compensation paid by us to our directors during the last completed fiscal year. Our fiscal year end is December 31.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Greg Stewart	0	0	0	0	0	0	0
Kurt Hoffman	5,000	0	0	0	0	0	5,000
John Gunter	26,000	0	0	0	0	0	26,000
Erik Panke (resigned)	0	0	0	0	0	0	0

             With respect to the compensation of our directors, Mr. Stewart agreed to serve on the board of directors without compensation.  Mr. Stewart is compensated as our president and principal executive officer.  Mr. Hoffman’s director’s compensation and Mr. Gunter’s director’s compensation was predicated on the amount of time each would be devoting to other outside business activities .

We do not anticipate paying any salaries in 2009.

All compensation received by the officers and directors has been disclosed.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Employment Contracts

We currently do not have any employment contracts with any of our officers.  Erik Panke is currently indebted to us in the amount of $117,500.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans.

Compensation of Directors

When sufficient resources are available, we plan to pay our directors $5,000 per annum and reimburse them for all expenses related to the performance of their duties as our directors.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Idaho.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Idaho law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

MARKET FOR OUR COMMON EQUITY AND RELATED MATTERS

Our shares are not traded anywhere.

             We have no shares of common stock subject to outstanding options or warrants to purchase or securities convertible into our common stock.

Currently we have 11,057,000 shares of common stock outstanding.  All of the foregoing shares of common stock are subject to resale under Rule 144 of the Securities Act of 1933.  We have agreedto register 2,941,000 of the foregoing 11,057,000 shares of common stock.  The 2,941,000 shares are the subject matter of this registration statement.

The resale of the 2,941,000 shares of common stock which are the subject matter of this registration statement could have a material effect on the market price of our common stock in the future should a market for our common stock develop, there being no assurance that any public market for ourcommon stock will ever develop.

Holders

As of December 31, 2008, we have 11,057,000 shares of common stock issued and outstanding.  We estimate that we have approximately fifty-eight (58) shareholders.

Dividend Policy

We have never paid cash dividends on our capital stock. We currently intend to retain any profits we earn to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future.

Section 15(g) of the Securities Exchange Act of 1934

Our company's shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Securities authorized for issuance under equity compensation plans

We have no equity compensation plans and accordingly we have no shares authorized for issuance under an equity compensation plan.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess sole voting and dispositive power with respect to the shares.

			Number of Shares	Percentage of
	Number of	Percentage of	After Offering	Ownership After
	Shares	Ownership	Assuming all of	the Offering
Name and Address	Before the	Before the	the Shares are	Assuming all of the
Beneficial Owner	Offering	Offering	Sold	Shares are Sold
Greg Stewart [1]	5,050,000	45.67%	4,950,000	44.77%
202 S. Division
Pinehurst, ID 83850

Kurt Hoffman [1]	675,000	6.10%	625,000	5.65%
202 S. Division
Pinehurst, ID 83850

John Gunter [1]	675,000	6.10%	625,000	5.65%
202 S. Division
Pinehurst, ID 83850

Erik Panke [1]	675,000	6.10%	625,000	5.65%
202 S. Division
Pinehurst, ID 83850

Jeff Lambert	337,500	3.05%	312,500	2.83%
202 S. Division
Pinehurst, ID 83850

Steve Ivie	337,500	3.05%	312,500	2.83%
202 S. Division
Pinehurst, ID 83850

Brett Sauer	20,000	0.18%	16,000	0.14%
202 S. Division
Pinehurst, ID 83850

Mark Fralich	0	0.00%	0	0.00%
202 S. Division
Pinehurst, ID 83850

All officers, directors and key	7,770,000	70.3%	7,466,000	67.50%
employees as a group
(8 individuals)

Dotson Exploration [2][3]	820,000	7.42%	0	0.00%
301 Cental Ave. #384
Hilton Head, SC 29926

Mike Reagan	700,000	6.33%	650,000	5.88%
1044 Northwest Blvd. #D
Coeur d’Alene, ID 83814

[1]	The persons named above may be deemed to be "parents" and "promoters" of our company, within the meaning of such terms under the Securities Act of 1933, as amended.
[2]
Includes 820,000 shares of common stock owned of record by Dotson Exploration which are jointly owned by Howard Crosby and John Ryan who jointly exercise voting and dispositive control over the shares of common stock.

[3]	Includes 20,000 shares of common stock owned by John Ryan.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage
				of shares
				owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering
Abrams, Russ	10,000	0.09%	10,000	0.00%
Albertson College [1]	25,000	0.23%	25,000	0.00%
Aston and Martine PTY Ltd. [2]	80,000	0.72%	80,000	0.00%
Berti, Orlando	10,000	0.09%	10,000	0.00%
Black, Wade [3]	25,000	0.23%	25,000	0.00%
Bloom, Mark	140,000	1.26%	140,000	0.00%
Bumgardner, Scott	5,000	0.05%	5,000	0.00%
Card, Mike	3,000	0.03%	3,000	0.00%
Clausen, Cole	5,000	0.05%	5,000	0.00%
Coe, Brian	7,000	0.06%	7,000	0.00%
Coe, Jansen	6,000	0.05%	6,000	0.00%
Decker, Toni	5,000	0.05%	5,000	0.00%
Dotson Exploration [4]	800,000	7.24%	800,000	0.00%
Durick, Craig	40,000	0.36%	40,000	0.00%
Eby, Brian	2,000	0.02%	2,000	0.00%
Gighleri, Gian	2,000	0.02%	2,000	0.00%
Gosline, Terry	3,000	0.03%	3,000	0.00%
Greenway, David	200,000	1.81%	200,000	0.00%
Gunter, John [8]	675,000	6.10%	50,000	5.65%
Haakenson, Tim	10,000	0.09%	10,000	0.00%
Hathaway, Brad	25,000	0.23%	25,000	0.00%
Hess, Jordan	2,000	0.02%	2,000	0.00%
Hoffman, Kurt [8]	675,000	6.10%	50,000	5.65%
Hosni, Jamil	2,000	0.02%	2,000	0.00%
Huff, Natasha	1,000	0.01%	1,000	0.00%
Ivie, Steve[9]	337,500	3.05%	25,000	2.83%
Jacobson, Bill	25,000	0.23%	25,000	0.00%
Kucera, Richard	100,000	0.90%	100,000	0.00%
Kurrelmeyer, Marcus	2,000	0.02%	2,000	0.00%
Lambert, Jeff [9]	337,500	3.05%	25,000	2.83%
Major, Tim	20,000	0.18%	20,000	0.00%
Marang, Corey	6,000	0.05%	6,000	0.00%
Meligan, Dale	4,000	0.04%	4,000	0.00%
Mills, Jeff	4,000	0.04%	4,000	0.00%
Panke, Erik	675,000	6.10%	50,000	5.65%
Pfaff, Lynn	10,000	0.09%	10,000	0.00%
Pfaff, Tony	50,000	0.45%	50,000	0.00%

PGE Geo Consultants Ltd. [5]	50,000	0.45%	50,000	0.00%
Reagan, Mike	700,000	6.33%	50,000	5.88%
Rollins, Jeremy	5,000	0.05%	5,000	0.00%
Ryan, John	20,000	0.18%	20,000	0.00%
Sauer, Brett [9]	20,000	0.18%	16,000	0.14%
Scheel, Jared	3,000	0.03%	3,000	0.00%
Scheel, Justin	20,000	0.18%	20,000	0.00%
SNS Silver [6]	500,000	4.52%	500,000	0.00%
Spears, Richard	2,000	0.02%	2,000	0.00%
Stern, Vernon	10,000	0.09%	10,000	0.00%
Stevenson, Danny	2,000	0.02%	2,000	0.00%
Stewart, Greg [8]	5,050,000	45.67%	100,000	44.77%
Stewart, James	2,000	0.02%	2,000	0.00%
Syringa Exploration [7]	300,000	2.71%	300,000	0.00%
Teague, Mike	5,000	0.05%	5,000	0.00%
Williams, Beth	3,000	0.03%	3,000	0.00%
Williams, Chris	3,000	0.03%	3,000	0.00%
Wu, Ishuing	10,000	0.09%	10,000	0.00%
Yeager, Warren	3,000	0.03%	3,000	0.00%
Yrjana, Doug	20,000	0.18%	20,000	0.00%

	11,057,000	100.00%	2,941,000	73.40%

[1]	Christopher Anton exercises share voting and/or dispositive powers with respect to Albertson College.
[2]	John Percival exercises share voting and/or dispositive powers with respect to Aston and Martine PTY Ltd.
[3]	Wade Black is a registered representative with Scarscale Equities LLC, an SEC/FINRA registered broker/dealer.
[4]	John Ryan and Howard Crosby jointly exercise share voting and/or dispositive powers with respect to Dotson Exploration.
[5]	David Mooney exercises share voting and/or dispositive powers with respect to PGE Geo Consultants Ltd.
[6]	Ron Ho exercises share voting and/or dispositive powers with respect to SNS Silver.
[7]	John Gunter exercises share voting and/or dispositive powers with respect to Syringa Exploration.
[8]	Is an officer and/or a director of the Company and is therefore deemed an underwriter.
[9]	Is a key employee of the Company.

Each individual named exercised voting and/or dispositive control powers with respect to the shares owned by him.

We issued all of the foregoing shares of common stock as restricted securities pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933.  To our knowledge, there are no connections, relationships or arrangements between them and any other entities other than as described herein.

None of the selling shareholders has or has had within the past three years, any position, office, or other material relationship with us or any of our predecessors or affiliates.

None of the selling shareholders is a broker/dealer or an affiliate of a broker/dealer, other than Wade Black.

             Our officers, directors and employees have not taken and will not take any action to assist selling security holders in their sales efforts .

Future Sales of Shares

A total of 11,057,000 shares of common stock are issued and outstanding.  All are restricted securities as defined in Rule 144 of the Securities Act of 1933.  Of the 11,057,000 restricted shares outstanding, 2,941,000 shares are being offered for sale by the selling shareholders in this offering, which will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share.  The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Idaho for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Idaho anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically.  The reports we will be required to file are Forms 10-K, 10-Q and 8-K.  You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

CERTAIN TRANSACTIONS

On June 30, 2007, we entered into an agreement with Greg S. Stewart and Jenny L. Stewart to acquire all of their shares of common stock of Stewart Contracting Inc., an Idaho corporation in consideration of $2,797,887 payable as follows: 5,000,000 shares of our common stock; a note payable in the amount of $1,250,000  which accrues interest at the rate of 6% per annum and an account payable in the amount of $297,887.  As of March 31, 2009, the 5,000,000 shares have been issued and there is an unpaid balance on the note and account of $1,279,054.   Greg S. Stewart is our current president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer and a member of our board of directors.

On March 15, 2008, we entered into an agreement with Steve Ivie and Jeff Lambert, co-owners of Coeur d’Alene Contract Mining LLC (CCM), wherein we assumed CCM’s duties to provide U.S. Silver with contract labor at the Galena Mine located in Wallace, Idaho.   Under the terms of the agreement, we agreed to issue Mr. Ivie and Mr. Lambert 337,500 shares each of our common stock and pay CCM 75% of the profits from the Galena Mine contract through March 15, 2009.  An advance payment of $200,000 was made in March 2008.  $60,000 has been paid to date in 2009, with a balance due of $171,346.  CCM is owned and controlled by Jeff Lambert and Steve Ivie, two of our key employees.

On September 30, 2008, we entered into an agreement with Coeur d’Alene Contract Mining LLC (CCM), wherein we agreed to purchase certain equipment and consumables in consideration of  $279,927($200,000 cash to be paid on or before December 31, 2008, plus $79,927 to compensate CCM for capital gains tax incurred as a result of the sale) and make the remaining payments on two Dodge Ram pickup trucks.  CCM is owned and controlled by Jeff Lambert and Steve Ivie, two of our key employees.

Our corporate headquarters are located 202 South Division, Pinehurst, Idaho 83850.  We lease these premises from Greg Stewart pursuant to a written lease.  The term of the lease is eight months and began on November 1, 2007.  The lease expired on June 30, 2008 and continues on a month to month basis with a monthly rent of $1,500 per month.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements included in this prospectus have been audited for the years ended December 31, 2008 and December 31, 2007 by Williams & Webster, P.S., Certified Public Accountants, Bank of America Financial Center, 601 West Riverside, Suite 1940, Spokane, Washington 99201, and its telephone number is (509) 838-5111.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the shares being offered in this registration statement.

FINANCIAL STATEMENTS

Our fiscal year end is December 31.  We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Certified Public Accountants.

Our unaudited financial statements for the period ended March 31, 2009 and audited financial statements for the years ended December 31, 2008 and December 31, 2007, immediately follow:

United Mine Services, Inc.
Balance Sheets

	March 31, 2009
	(Unaudited)	December 31, 2008
ASSETS
CURRENT ASSETS
Cash	$137,483	$32,032
Accounts receivable, including retainages of $119,025 for both periods	669,737	659,491
Accounts receivable, related party	117,500	-
Refundable income taxes	128,099	45,270
Unbilled revenue	30,246	158,538
Unbilled revenue, related party	-	160,000
Deferred income tax asset	149,986	149,986
Prepaid insurance	24,961	26,229
TOTAL CURRENT ASSETS	$1,258,012	1,231,546

PROPERTY, PLANT, & EQUIPMENT
Property, plant, & equipment, net of accumulated depreciation	482,660	516,672

OTHER ASSETS
Retainage due after one year	60,149	60,149
Deferred income tax asset	543,663	543,663
Deferred contract acquisition costs	-	103,125
TOTAL OTHER ASSETS	603,812	706,937

TOTAL ASSETS	$2,344,484	$2,455,155

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$129,340	$268,653
Accounts payable, related party	281,622	348,561
Line of credit	250,000	75,000
Line of credit, related party	100,000	100,000
Current portion of long-term debt	86,977	91,687
Accrued payroll, taxes and fringes	254,856	151,222
Provision for income taxes	-	-
TOTAL CURRENT LIABILITIES	1,102,795	1,035,123

Long-term debt, net of current maturities	78,987	85,957
Long-term debt, related party, net of current maturities	1,117,510	1,130,616
TOTAL LONG-TERM LIABILITIES	1,196,497	1,216,573

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS EQUITY
Common stock	110,570	110,570
$0.01 par value, 100,000,000 shares authorized, 11,057,000 issued and outstanding
Discount on common stock	-	(49,990)
Paid-in capital	221,890	271,880
Accumulated deficit	(287,268)	(129,001)
TOTAL STOCKHOLDERS EQUITY	45,192	203,459

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,344,484	$2,455,155

The accompanying condensed notes are an integral part of these interim financial statements.

United Mine Services, Inc.
Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
	2009	2008

CONTRACT REVENUES	$763,524	$310,232

DIRECT CONTRACT COSTS	827,352	292,143

GROSS PROFIT (LOSS)	(63,828)	18,089

OPERATING EXPENSES
Wages	57,468	113,976
General and administrative expenses	3,345	5,187
Insurance	3,898	14,232
Depreciation	2,202	1,101
Legal, accounting, and consulting	62,522	11,650
Office supplies and expense	3,538	6,178
Travel	2,776	3,395
Rent - real estate	4,500	4,500
Taxes, licenses, and fees	1,120	472
TOTAL OPERATING EXPENSES	141,369	160,691

INCOME (LOSS) FROM OPERATIONS	(205,197)	(142,602)

OTHER (INCOME) EXPENSE
Interest expense	20,898	10,382
TOTAL OTHER (INCOME) EXPENSE	20,898	10,382

INCOME (LOSS) BEFORE TAXES	(226,095)	(152,984)

Income tax expense (benefit)	(67,829)	(45,895)

NET INCOME (LOSS)	$(158,266)	$(107,089)

BASIC AND DILUTED NET INCOME PER COMMON SHARE	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER OF BASIC AND DILUTED SHARES OUTSTANDING	11,057,000	10,157,000

The accompanying condensed notes are an integral part of these interim financial statements.

United Mine Services, Inc.
Statements of Cash Flows (Unaudited)

	March 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(158,266)	$(107,089)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	34,012	11,889
Common stock issued for compensation	-	67,500
Amortization of contract acquisition costs	103,125	20,625
Changes in Assets and Liabilities:
Accounts receivable	(127,746)	198,386
Refundable income taxes	(82,829)	(45,895)
Other current assets	289,560	12,475
Accounts payable	(139,313)	(34,779)
Accounts payable, related party	(66,939)	(7,139)
Other current liabilities	103,634	(36,470)
Net cash provided (used) by operating activities	(44,761)	79,503

CASH FLOWS FROM INVESTING ACTIVITIES
Payment on contract assumption	-	(200,000)
Net cash provided (used) by investing activities	-	(200,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from line of credit	175,000	(126,275)
Payments on long term debt	(24,788)	(56,272)
Net cash provided (used) by financing activities	150,212	(182,547)

NET INCREASE (DECREASE) IN CASH	105,451	(303,044)

CASH - BEGINNING OF PERIOD	$32,032	$386,267

CASH - END OF PERIOD	$137,483	$83,223

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid	$15,000	$75,000
Interest paid in cash	$20,898	$10,382

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of shares for acquisition	$-	$67,500
Note payable and account payable issued for acquisition	$-	$427,500

The accompanying condensed notes are an integral part of these interim financial statements.

United Mine Services, Inc.
Condensed Notes to Interim Financial Statements
March 31, 2009
Unaudited

NOTE 1:                BASIS OF PRESENTATION

These unaudited interim financial statements have been prepared by United Mine Services, Inc. (“the Company”) in accordance with accounting principles generally accepted in the United States of America for interim financial statement information.  In the opinion of management, the unaudited interim condensed financial statements and notes contain all adjustments, consisting of normal recurring items, necessary to present fairly, in all material aspects, the results of operations and financial position for the interim period presented.  These unaudited interim condensed financial statements should be read in conjunction with the annual audited financial statements and related notes for the year ended December 31, 2008.

The results of operations for the periods presented may not be indicative of those which may be expected for a full year.  The unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures set forth are adequate to make the information not misleading.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting period, and the disclosures of contingent liabilities.  Accordingly, ultimate results could differ materially from those estimates.

NOTE 2:                ORGANIZATION AND DESCRIPTION OF BUSINESS

The Company was incorporated under the laws of Idaho in 1998.  The Company offers a full range of mining and construction services, including underground mine development and rehabilitation, contract mining, claim staking, consulting, excavation, environmental remediation, reclamation, site preparation, demolition, road construction, stream restoration, custom home construction, masonry, and utility installation.

NOTE 3:                NEW ACCOUNTING PRONOUNCEMENTS

In April, 2009, FASB Staff Position (FSP) No. 107-1 and APB 28-1 was issued to amend SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements.  This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods.  FSP No. FAS 107-1 and APB 28-1 is effective for interim reporting periods ending after June 15, 2009.  Adoption of this guidance is not expected to have a material impact on the financial statements.

In April 2009, FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, was issued to provide additional guidance for estimating fair value in accordance with SFAS No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability have significantly decreased.  This FSP also provides guidance on identifying circumstances that indicate a transaction is not orderly.  FSP No. FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively.  Adoption of this guidance is not expected to have a material impact on the financial statements.

In December 2008, FSP No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, was issued to amend SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan.  FSP No. FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009.  Adoption of this guidance is not expected to have a material impact on the financial statements.

NOTE 4:                EQUIPMENT AND VEHICLES

	Period Ended
Property and equipment consisted of the following:	03/31/2009	03/31/2008
Vehicles	$199,466	$117,766
Machinery & Equipment	672,395	321,006
	871,861	438,772
Less Accumulated Depreciation	(389,201)	(295,532)
	$482,660	$143,420

Depreciation expense for the three months ended March 31, 2009, and March 31, 2008, was $34,012 and $11,889, respectively.

NOTE 5:                LINES OF CREDIT

The Company has a $600,000 operating line of credit with AmericanWest Bank.  The loan bears interest at the bank's prime lending rate plus ..50%, which was 3.75% at March 31, 2009.  The loan is collaterized by personal assets of the Company's CEO and the Company's accounts receivable.  The outstanding balance on the line of credit as of March 31, 2009, was $250,000.

In addition, the Company utilizes a $300,000 Home Equity Line of Credit collateralized by personal assets of the Company's CEO.  The loan bears interest at the bank's prime lending rate minus 0.25%, which was 3.00% at March 31, 2009.  The outstanding balance on the line of credit as of March 31, 2009, was $100,000.

NOTE 6:                LONG-TERM DEBT

	Period Ended
	03/31/2009	03/31/2008
Long-term debt consisted of the following:
Note payable to related party in monthly installments
of $10,000, including interest at 6.00%. A balloon
payment of $1,104,207 is due on June 30, 2010.	$1,168,777	$1,223,812
Equipment loan, payable in monthly installments
of $1,517 at interest rates ranging from 2.54% to 5.60%.	11,958	30,903
Equipment loan, payable in monthly installments of
$879, including interest at 2.99%.	45,092	-
Equipment note payable to bank, payable in monthly
installments of $1,150, including interest at 7.49%.
Secured by equipment.	45,009	-
Equipment note payable to bank, payable in monthly
installments of $357, including interest at 6.127%.
Secured by equipment.	12,638	-

	1,283,474	1,254,715

Less Current Portion	(86,977)	(76,197)

Total	$1,196,497	$1,178,518

Debt outstanding will mature as follows:

Period ending March 31,
2010	$86,977
2011	1,142,606
2012	26,530
2013	21,352
2014	6,009
Total	$1,283,474

NOTE 7:	ASSET PURCHASE AND CONTRACT ASSUMPTION FROM COEUR D'ALENE CONTRACT MINING, LLC

Effective March 14, 2008, the Company assumed the Galena Mine contract from one of its subcontractors, Coeur d'Alene Contract Mining, LLC (CCM).  CCM was operating under a contract with U.S. Silver, owner of Galena, to provide contract mining services.  Under the terms of the agreement, the Company agreed to hire CCM's employees, issue 337,500 shares of UMS common stock apiece to the two owners of CCM, assume the liability payments on CCM's two vehicles, and pay CCM 75% of the profits from the contract for a period of one year, from March 14, 2008, through March 14, 2009.  The stock was valued at $0.10 per share, and CCM's share of the profits was estimated to be $427,500.  An entry was made to contract acquisition costs for $495,000 and was amortized over a period of twelve months.  At March 14, 2009, the end of the one-year period, CCM’s actual share of the profits was $431,346.  The difference of $3,846 was expensed.

NOTE 8:                ASSET PURCHASE OF MINE FABRICATION & MACHINE, INC.

On April 3, 2009, the Company closed on the purchase of all assets of Mine Fabrication & Machine, Inc. (Mine Fab), a fabrication, welding, and machine shop in Kellogg, Idaho.  The purchase price was $2.685 million, split into four parts:  $200,000 previously paid and applied against the purchase, $1.5 million in cash due at closing; a $500,000 promissory note payable in monthly installments over eight years; and a second $485,000 promissory note with no monthly payments due and a balloon payment for principal and interest due eight years after the closing date.  The seller has the option of trading in the second promissory note for 1.5 million shares of the Company's common stock, provided he does so within three months of the stock becoming publicly traded.

This asset purchase supersedes a previous agreement between the Company and Mine Fab, which expired February 15, 2008, without closing.  The Company paid $50,000 up front as non-refundable earnest money and made three additional payments of $50,000 each to extend the closing date.  After the deal failed to close, the Company expensed the entire amount paid, $200,000, in 2007.

NOTE 9:                RELATED PARTY TRANSACTIONS

Effective June 30, 2007, the owner of Stewart Contracting was retained as the CEO of the Company.  In accordance with the terms of the purchase agreement between Stewart Contracting and United Mine Services, the Company recorded an account payable to the owner of $297,887.  No interest accrues on this payable, and there is no set payment schedule.  The balance of the payable at March 31, 2009, and December 31, 2008, was $110,276 and $121,061, respectively.

Effective March 14, 2008, the Company assumed the Galena Mine contract from one of its subcontractors, Coeur d'Alene Contract Mining, LLC (CCM) and retained the two owners of CCM as co-managers of its mine services division (see Note 7).  Under the terms of the agreement, the Company agreed to pay CCM 75% of the profits from the contract for a period of one year, from March 14, 2008, through March 14, 2009, which totaled $431,346.  Payments of $260,000 have been made, leaving a balance due of $171,346, which is reflected on the balance sheet in accounts payable, related party.  The total balance in accounts payable, related party, at March 31, 2009, is $281,622 and is comprised of the $110,276 due to the Company's CEO (see above paragraph) and the $171,346 due CCM.

In accordance with the terms of the purchase agreement between Stewart Contracting and United Mine Services, the Company recorded a long-term note payable to the owner of $1,250,000.  The note payable accrues interest at 6.0% and is payable in $10,000 monthly installments.  The balance of the note at March 31, 2009, and December 31, 2008, was $1,168,777 and $1,181,123, respectively.

The Company utilizes a $300,000 Home Equity Line of Credit that the Company’s CEO has with AmericanWest Bank.  Per agreement with the Company’s CEO, the Company is responsible for making all payments directly to the bank.  The loan bears interest at the bank's prime lending rate minus 0.25%, which was 3.00% at March 31, 2009.  The outstanding balance on the line of credit as of March 31, 2008, was $100,000.

In accordance with the terms of the purchase agreement between Stewart Contracting and United Mine Services, the Company leases its office and shop building from the owner.  Payments are $1,500 per month.  The lease term began November 1, 2007, expired June 30, 2008, and continues on a month to month basis.  For each of the three months ended March 31, 2009, and March 31, 2008, payments of $4,500 were made.

In June 2008, the Company hired a chief financial officer, who relocated from Boise, Idaho, and entered into a contract to construct a home for the employee.  Home construction is a normal part of the Company's contracting services.  The amount of the contract was $170,500.  As of March 31, 2009, $117,500 was receivable, which is reflected on the balance sheet in accounts receivable, related party.  At the time of the agreement, both parties anticipated the home would be completed and paid for as of December 31, 2008 and would have no effect on the filing of a registration statement by the Company.  However, construction delays pushed the completion date to February, 2009, and the employee's previous home failed to sell.  The employee has executed a lease purchase agreement with a potential buyer and has agreed to pay the Company in full once the purchase option is exercised.  The employee resigned as chief financial officer, secretary, and director on March 31, 2009.

NOTE 10:              INCOME TAXES

Income taxes are accounted for under the liability method.  Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the income tax basis of assets and liabilities.  A valuation allowance is applied against any net deferred tax asset if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Effective July 1, 2007, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109."  FIN 48 clarifies the accounting and reporting for uncertainties income tax law.  In accordance with FIN 48, the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.  Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The adoption of FIN 48 did not have a material impact on the Company's financial position, results of operation, or liquidity.

At December 31, 2008, the Company had net current and noncurrent deferred tax assets calculated at the expected combined federal and state rate of 41.6% of $149,986 and $543,663, respectively, principally arising from the amortization of the Goodwill that was recorded as a result of the reverse merger between Stewart Contracting and United Mine Services. The Company has determined that it is more likely than not it will realize the benefit of the deferred tax asset, so no valuation allowance was established.

For the three months ended March 31, 2009, the deferred tax asset decreased due to a reduction in the amount of Goodwill to be amortized, which was offset by a reduction of the deferred tax liability resulting from a decrease in accelerated depreciation.  Thus, the net current and noncurrent deferred tax assets of $149,986 and $543,663 remained unchanged from the previous reporting period, December 31, 2008.

NOTE 11:              SUBSEQUENT EVENTS

Effective April 3, 2009, the Company acquired the assets of Mine Fabrication & Machine, Inc., a fabrication, welding, and machine shop in Kellogg, Idaho (see Note 8 for more detail).

W i l l i a m s  &  W e b s t e r,  P. S.
Certified Public Accountants & Business Consultants

To the Board of Directors and Stockholders
United Mine Services, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of United Mine Services, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended.  United Mine Services, Inc.’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Mine Services, Inc., as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We have also audited the adjustments as described in Notes 12 and 13 that were applied to restate 2007 financial statements.  Based on our audit, nothing came to our attention to indicate that these adjustments are not appropriate and properly applied.

WILLIAMS & WEBSTER, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
April 21, 2009

Bank of America Financial Center		Center for Public Company Audit Firm
601 W. Riverside, Suite 1940, Spokane, WA 99201		Private Companies Practice Section
Phone (509) 838-5111 Fax (509) 838-5114		AICPA, WSCPA
www.williams-webster.com

United Mine Services, Inc.
Balance Sheet

		As Restated
	12/31/08	12/31/07
ASSETS
CURRENT ASSETS
Cash	$32,032	386,267
Accounts receivable, including retainage of $119,025 and $90,974 respectively	659,491	457,199
Refundable income taxes	45,270	-
Unbilled revenue	158,538	-
Unbilled revenue, related party	160,000	-
Deferred income tax asset	149,986	33,308
Prepaid insurance	26,229	32,198
TOTAL CURRENT ASSETS	1,231,546	908,972

PROPERTY, PLANT, & EQUIPMENT
Property, plant, & equipment, net of accumulated depreciation	516,672	155,130

OTHER ASSETS
Retainage due after one year	60,149	58,876
Deferred income tax asset	543,663	760,925
Deferred contract acquisition costs	103,125	-
TOTAL OTHER ASSETS	706,937	819,801

TOTAL ASSETS	$2,455,155	$1,883,903

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$268,653	48,594
Accounts payable, related party	348,561	218,441
Line of credit	75,000	278,724
Line of credit, related party	100,000	-
Current portion of long-term debt	91,687	83,000
Accrued payroll, taxes and fringes	151,222	-
Provision for income taxes	-	150,053
TOTAL CURRENT LIABILITIES	1,035,123	778,812

Long-term debt, net of current maturities	85,957	48,568
Long-term debt, related party, net of current maturities	1,130,616	1,179,419
TOTAL LONG-TERM LIABILITIES	1,216,573	1,227,987

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS EQUITY (DEFICIT)
Common stock	110,570	97,070
$0.01 par value, 100,000,000 shares authorized, 11,057,000 and 9,707,000, respectively, issued and outstanding
Discount on common stock	(49,990)	(49,990)
Paid-in capital	271,880	150,380
Accumulated deficit	(129,001)	(320,356)
TOTAL STOCKHOLDERS EQUITY (DEFICIT)	203,459	(122,896)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,455,155	$1,883,903

The accompanying notes are an integral part of these financial statements.

United Mine Services, Inc.
Statement of Operations
	Year Ended
		As Restated
	12/31/08	12/31/07

CONTRACT REVENUES	$7,242,990	$5,039,371

DIRECT CONTRACT COSTS	6,298,844	4,172,201

GROSS PROFIT	944,146	906,376

OPERATING EXPENSES
Wages	306,007	102,757
General and administrative expenses	24,415	67,960
Insurance	14,342	82,645
Depreciation	8,808	8,808
Legal, accounting, and consulting	85,509	25,111
Office supplies and expense	22,362	16,062
Travel	35,579	11,516
Rent - real estate	18,000	8,600
Taxes, licenses, and fees	15,051	6,586
TOTAL OPERATING EXPENSES	530,073	330,044

INCOME FROM OPERATIONS	414,073	537,125

OTHER (INCOME) EXPENSE
Impairment to goodwill	-	1,833,985
Other expense	-	100,000
Interest income	(2,665)	-
Interest expense	95,302	53,405
Miscellaneous gains	-	(61,770)
TOTAL OTHER (INCOME) EXPENSE	92,637	1,925,620

INCOME (LOSS) BEFORE TAXES	321,436	(1,388,495)

Income tax expense	130,083	(644,181)

NET INCOME (LOSS)	$191,353	$(744,314)

BASIC AND DILUTED NET INCOME PER COMMON SHARE	$0.02	$(0.11)

WEIGHTED AVERAGE NUMBER OF BASIC AND DILUTED SHARES OUTSTANDING	10,832,000	7,016,083

The accompanying notes are an integral part of these financial statements.

United Mine Services, Inc.
Statement of Stockholders' Equity
December 31, 2008

	Common Stock		Discount on	Paid-in
			Common	Capital &	Retained
	Shares	Amount	Stock	Equity	Earnings	Total

Balance, December 31, 2006	5,000,000	$50,000	$(49,990)	$-	$423,959	$423,969

Common stock issued for reverse acquisition	4,707,000	47,070	-	150,380	-	$197,450

Net income (loss)	-	-	-	-	(744,314)	(744,314)

Balance, December 31, 2007, as restated	9,707,000	97,070	(49,990)	150,380	(320,355)	$(122,895)

Common stock issued for acquisition	675,000	6,750	-	60,750	-	$67,500

Common stock issued for compensation	675,000	6,750	-	60,750	-	$67,500

Net income	-	-	-	-	191,353	$191,353

Balance, December 31, 2008	11,057,000	$110,570	$(49,990)	$$271,880	$(129,001)	$203,459

The accompanying notes are an integral part of these financial statements.

United Mine Services, Inc.
Statement of Cash Flows

	Year Ended
		As Restated
	12/31/08	12/31/07

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$191,353	$(744,314)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	71,548	48,014
Common stock issued for compensation	67,500	-
Impairment to goodwill	-	1,833,985
Loss on disposal of equipment	-	4,495
Gain on distribution of land and property due to acquisition	-	(66,265)
Amortization of contract acquisition costs	391,875	-
Changes in Assets and Liabilities:
Accounts receivable	(202,292)	(310,029)
Refundable income taxes	(45,270)	-
Other current assets	(430,520)	(85,641)
Deferred income tax asset	217,262	(760,926)
Accounts payable	220,059	(254,432)
Accounts payable, related party	(297,380)	218,441
Other current liabilities	1,169	143,968
Deferred income tax liability	-
Net cash provided by operating activities	185,304	27,296

CASH FLOWS FROM INVESTING ACTIVITIES
Accounts payable paid on acquisition	-	(110,312)
Purchases of equipment	(433,089)	(54,865)
Net cash from acquisition	-	197,500
Net cash provided (used) by investing activities	(433,089)	32,323

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from line of credit	(103,723)	94,753
Proceeds from long term debt	119,949	-
Payments on long term debt	(122,676)	(85,934)
Net cash provided (used) by financing activities	(106,450)	8,819

NET INCREASE (DECREASE) IN CASH	(354,235)	68,438

CASH - BEGINNING OF YEAR	$386,267	$317,829

CASH - END OF YEAR	$32,032	386,267

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid	$224,801	$-
Interest paid in cash	95,302	53,405

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of shares for acquisition	$67,500	$-
Note payable and account payable issued for acquisition	427,500	1,547,887

T The accompanying notes are an integral part of these financial statements.

United Mine Services, Inc.
Notes to Financial Statements
December 31, 2008

NOTE 1:                ORGANIZATION AND DESCRIPTION OF BUSINESS

Stewart Contracting, Inc. (the "Company") was incorporated under the laws of Idaho in 1998.  The Company offers a full range of construction services, including excavation, environmental remediation, reclamation, site preparation, demolition, road construction, stream restoration, custom home construction, masonry, and utility installation.

In June, 2007, the Company was acquired by United Mine Services, Inc. (UMS), a non-operating shell company.  The transaction was accounted for as a reverse acquisition, whereby the Company, the legal acquiree, was treated as the accounting parent (acquirer), and UMS, the legal parent, was treated as the accounting acquiree.  The financial operating information of the Company was kept at its historical values, and the equity of the Company was restated in reference to the legal stock structure of UMS.  The transaction is explained in more detail in Note 7.

In March, 2008, the Company assumed the contract one of its subcontractors, CDA Contract Mining LLC (CCM), had with U.S. Silver at the Galena Mine near Wallace, Idaho.  In September, 2008, the Company purchased the remaining operating assets of CCM.

NOTE 2:                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)
Basis of presentation - This summary of significant accounting policies is presented to assist in understanding the financial statements.  The financial statements and notes are representations of the company's management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

b)
Estimates and Assumptions - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of American requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates and assumptions and could have a material effect on the Company's reported financial position and results of operations.

c)
Revenue Recognition - The Company recognizes revenue on the completed-contract method for its environmental remediation projects, masonry, and custom building work.  That method is used because the typical contract is completed in three months or less, and financial position and results of operations do not vary significantly from those that would result using the percentage-of-completion method.  A contract is considered complete when the customer accepts the work.  The Company recognizes revenue on the percentage-of-completion method for projects in its Mine Services Division.

    Provision for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Claims are included in revenues when received.

    Contract costs include all direct costs.

d)
Cash and cash equivalents - Cash equivalents include cash on hand and in banks.  The Company also considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

e)
Accounts Receivable and Bad Debts - The Company carries its accounts receivable at net realizable value.  On a periodic basis, the Company evaluates its accounts receivable and considers the need for an allowance for doubtful accounts, based on Company past and expected collections and current credit conditions.  The Company provides services to a small, select number of customers with which it has ongoing relationships.  At December 31, 2008, and December 31, 2007, respectively, the Company evaluated its accounts receivable and determined that all receivables were considered collectible and no additional valuation allowance was deemed necessary.  At December 31, 2008, $365,665 of the accounts receivable balance was due from the Company's bonding surety.  The surety is holding this money as collateral against the Company's 2008 environmental remediation contract bond.  It was repaid April 1, 2009.  The Company had no bad debt expense for the years ended December 31, 2008 and December 31, 2007.

    The Company does not accrue interest on trade receivables.

f)
Property and Equipment - The property and equipment have been recorded at cost.  Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which is approximately three to five years.  Repairs and maintenance are expensed when incurred.

g)
Goodwill - The Company recorded goodwill relating to the acquisition of Stewart Contracting.  In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” at least annually goodwill is tested for impairment by applying a fair value based test.  This test revealed an impairment loss as of December 31, 2007, and the Company recorded an impairment charge to eliminate goodwill.

h)
Net Income (Loss) per Share -Basic EPS is computed as net income (loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period.  As of December 31, 2008 and December 31, 2007, there was no dilution.

i)
Derivative Instruments - The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB No. 133”, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At December 31, 2008, and December 31, 2007, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

j)
Fair Value of Financial Instruments - SFAS No. 157, Fair Value Measurements ("SFAS 157"), defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly;

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company does not have any assets or liabilities measured at fair value on a recurring basis at December 31, 2008, and December 31, 2007. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the years ended December 31, 2008, and December 31, 2007.

k)
Stock Based Compensation - In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, “Accounting for Stock Based Compensations.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

During the year ended December 31, 2008, the Company issued 675,000 shares of common stock as payment for management salaries with a fair market value $67,500.  No shares of common stock were issued for compensation or services for the year ended December 31, 2007.

l)
New accounting pronouncements - In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161, ""Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS No. 161), to provide an understanding of how and why an entity uses derivative instruments, how they are accounted for, and how they affect an entity's financial statements. SFAS No. 161 is effective for both interim and annual reporting periods beginning after November 15, 2008.  The Company does not expect any material effect to its financial statements from the enactment of SFAS No. 161.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” which identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The adoption of SFAS No. 162 is not expected to have a material impact on the Company's financial statements.

In May 2008, the FASB issued FASB Statement No. 163, Accounting for Financial Guarantee Insurance Contracts. The new standard clarifies how FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises, applies to financial guarantee insurance contracts issued by insurance enterprises, including the recognition and measurement of premium revenue and claim liabilities. It also requires expanded disclosures about financial guarantee insurance contracts. The Statement is effective for interim periods within those fiscal years, except for disclosures about the insurance enterprise’s risk-management activities. Disclosures about the insurance enterprise’s risk-management activities are effective the first period beginning after issuance of the Statement.  The Company does not expect any material effect to its financial statements from the enactment of FASB No. 163.

m)
Reclassifications - Certain amounts from prior periods have been reclassified to conform to the current period presentation.  These reclassifications have resulted in no changes to the Company's accumulated deficit, retained earnings, or net income as presented.

n)	Common stock, options, warrants - The Company does not have a stock option plan. No warrants or stock options are outstanding, nor any other item which would be dilutive to the Company's common stock.

NOTE 3:                REVENUE, SERVICES, AND SEGMENTS

The Company has two divisions, differentiated by principal services provided:

•
Our Mine Services Division, located in northern Idaho, provides various mine services to mine owners, including underground and surface development and rehabilitation, contract mining, claim staking, and property reclamation.

•
Our Contracting Services Division, located in northern Idaho, provides construction and general contracting services to both public and private customers, including excavation, demolition, road construction, property remediation and reclamation, stream restoration, pond and dike construction, custom home building, and masonry.

The table below summarizes revenue by division for each year ended December 31:

	2008	2007
Mine Services Division	$ 2,651,120	$ 966,017
Contracting Services Division	4,591,870	4,073,354
Total	$ 7,242,990	$ 5,039,371

NOTE 4:                EQUIPMENT AND VEHICLES

	Year Ended
Property and equipment consisted of the following:	12/31/2008	12/31/2007
Vehicles	$ 199,466	$ 117,766
Machinery & Equipment	672,395	378,406
	871,861	496,172
Less Accumulated Depreciation	(355,189)	(341,042)
	$ 516,672	$ 155,130

Depreciation expense for the years ended December 31, 2008, and December 31, 2007, was $71,548 and $48,014, respectively.

During 2008, the Company disposed of $57,400 of fully depreciated equipment which no longer had any value to the Company.

NOTE 5:                LINES OF CREDIT

The Company has a $600,000 operating line of credit with AmericanWest Bank.  The loan bears interest at the bank's prime lending rate plus ..50%, which was 3.75% at December 31, 2008.  The loan is collaterized by personal assets of the Company's CEO and the Company's accounts receivable.  The outstanding balance on the line of credit as of December 31, 2008, was $75,000.

In addition, the Company utilizes a $300,000 Home Equity Line of Credit with AmericanWest Bank collateralized by personal assets of the Company's CEO.  Per agreement with the Company’s CEO, the Company is responsible for making all payments directly to the bank.  The loan bears interest at the bank's prime lending rate minus 0.25%, which was 3.00% at December 31, 2008.  The outstanding balance on the line of credit as of December 31, 2008, was $100,000.

At December 31, 2007, the Company had a $50,000 operating line of credit with Key Bank USA and a $400,000 operating line of credit with AmericanWest Bank, with outstanding balances of $20,625 and $258,098, respectively.  The Company closed both of these lines of credit in 2008.

NOTE 6:                LONG-TERM DEBT

	Year Ended
	12/31/2008	12/31/2007
Long-term debt consisted of the following:
Note payable to related party in monthly installments
of $10,000, including interest at 6.00%. A balloon
payment of $1,104,207 is due on June 30, 2010.	$ 1,181,123	$ 1,227,672
Equipment loan, payable in monthly installments
of $1,517 at interest rates ranging from 2.54% to 5.60%.	17,818	34,389
Equipment loan, payable in monthly installments of
$879, including interest at 2.99%.	47,382	-
Equipment note payable to bank, payable in monthly
installments of $1,150, including interest at 7.49%.
Secured by equipment.	48,430	-
Equipment note payable to bank, payable in monthly
installments of $357, including interest at 6.127%.
Secured by equipment.	13,507	-
Equipment loan, payable in monthly installments
of $1,714 at interest rates ranging from 3.15% to 6.33%,
respectively.	-	35,733
Equipment note payable to bank, payable in monthly
installments of $564.90, including interest at 6.99%.
Secured by equipment.	-	5,575
Equipment note payable in monthly installments of
$906.83, including interest at 8.99%. Secured by equipment	-	7,618
	1,308,260	1,310,987

Less Current Portion	(91,687)	(83,000)

Total	$ 1,216,573	$ 1,227,987

Debt outstanding will mature as follows:

Year ending December 31,
2009	$ 91,687
2010	1,155,298
2011	26,088
2012	25,458
2013	9,729
Total	$ 1,308,260

NOTE 7:                CONCENTRATIONS

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable.  These investments are valued at cost, which approximates market value.  The Company places its cash and temporary cash investments with high credit quality institutions.  At time such investments may be in excess of the FDIC insurance limit.  The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

In 2008, the Company's three primary customers, the Idaho Department of Environmental Quality (DEQ), U.S. Silver, owner of the Galena Mine, and SNS Silver owner of the Crescent Mine, accounted for 59%, 23%, and 10% of the Company's revenue, respectively.  In 2007, the Company's two primary customers, DEQ and SNS Silver, accounted for 80% and 20% of the Company's revenue, respectively.

NOTE 8:                UNITED MINE SERVICES, INC. ACQUISITION

Effective June 30, 2007, the Company was acquired by United Mine Services, Inc. (UMS), a non-operating shell company, for 5,000,000 shares of UMS stock, plus a note payable and accounts payable of $1,547,887.  Prior to recording the acquisition, various accounts payable due from the Company were offset against this amount reducing it to $913,852.  The Company's owner, Greg Stewart, was retained as CEO of UMS.  The transaction was accounted for as a reverse acquisition, whereby the Company, the legal acquiree, was treated as the accounting parent (acquirer), and UMS, the legal parent, was treated as the accounting acquiree.  The historical financial operating information of the Company was kept at its historical values and the equity of the Company was restated in reference to the legal stock structure of UMS.  As part of the acquisition, the Company issued 4,707,000 shares to the shareholders of the UMS shell company and received $197,450 in cash proceeds.

NOTE 9:	ASSET PURCHASE AND CONTRACT ASSUMPTION FROM COEUR D'ALENE CONTRACT MINING, LLC

Effective March 14, 2008, the Company assumed the Galena Mine contract from one of its subcontractors, Coeur d'Alene Contract Mining, LLC (CCM).  CCM was operating under a contract with U.S. Silver, owner of the Galena, to provide contract mining services.  Under the terms of the agreement, the Company agreed to hire CCM's employees, issue 337,500 shares of UMS common stock apiece to the two owners of CCM, assume the liability payments on CCM's two vehicles, and pay CCM 75% of the profits from the contract for a period of one year, from March 14, 2008, through March 14, 2009.  The stock was valued at $0.10 per share, and CCM's share of the profits was estimated to be $427,500.  An entry was made to Contract acquisition costs for $495,000, which will be amortized over a period of twelve months.  During 2008, the Company amortized $391,875 to Direct Contract Costs.  At December 31, 2008, remaining acquisition cost to be amortized was $103,125.

Effective September 30, 2008, the Company purchased the remaining operating assets from CCM for $335,755, which was broken down as follows:  $279,927 for mining equipment, payable to CCM, and $55,828 for the assumption of debt for CCM's two vehicles, payable directly to CCM's creditor.  The Company deems these transactions to be a purchase of assets.

NOTE 10:              ASSET PURCHASE OF MINE FABRICATION & MACHINE, INC.

On November 6, 2008, the Company signed a non-binding letter of intent with Mine Fabrication & Machine, Inc. (Mine Fab), a fabrication, welding, and machine shop in Kellogg, Idaho, for the purchase of all of Mine Fab's assets.  The purchase price is $2.5 million, split into three parts:  $1.5 million in cash due at closing; a $500,000 promissory note payable in monthly installments over eight years; and a second $500,000 promissory note with no monthly payments due and a balloon payment for principal and interest due eight years after the closing date.  The seller has the option of trading in the second promissory note for 1.5 million shares of the Company's common stock, provided he does so within three months of the stock becoming publicly traded.  The deal closed on April 3, 2009.  As of December 31, 2008, no financial transactions of the letter of intent were recorded in the books of the Company.

The asset purchase supersedes a previous agreement between the Company and Mine Fab, which expired February 15, 2008, without closing.  Under the terms of the original agreement, the Company was to buy Mine Fab for $2 million cash, with an option to purchase Mine Fab's land and buildings for an additional $1.6 million.  The Company paid $50,000 up front as non-refundable earnest money and made three additional payments of $50,000 each to extend the closing date.  After the deal failed to close, the Company expensed the entire amount paid, $200,000, in 2007.

NOTE 11:              RELATED PARTY TRANSACTIONS

Effective June 30, 2007, the owner of Stewart Contracting was retained as the CEO of the Company (see Note 8).  In accordance with the terms of the purchase agreement between Stewart Contracting and United Mine Services, the Company recorded an account payable to the owner of $297,887.  No interest accrues on this payable, and there is no set payment schedule.  The balance of the payable at December 31, 2008, and December 31, 2007, was $121,061 and $218,441, respectively.

Effective March 14, 2008, the Company assumed the Galena Mine contract from one of its subcontractors, Coeur d'Alene Contract Mining, LLC (CCM) and retained the two owners of CCM as co-managers of its mine services division (see Note 9).  Under the terms of the agreement, the Company agreed to pay CCM 75% of the profits from the contract for a period of one year, from March 14, 2008, through March 14, 2009, estimated to be $427,500.  Payments of $200,000 were made in 2008, leaving a balance due of $227,500, which is reflected on the balance sheet in accounts payable, related party.  The total balance in accounts payable, related party, at December 31, 2008, is $348,561 and is comprised of the $121,061 due to the Company's CEO (see above paragraph) and the $227,500 due CCM.

The Company utilizes a $300,000 Home Equity Line of Credit that the Company’s CEO has with AmericanWest Bank.  Per agreement with the Company’s CEO, the Company is responsible for making all payments directly to the bank.  The loan bears interest at the bank's prime lending rate minus 0.25%, which was 3.00% at December 31, 2008.  The outstanding balance on the line of credit as of December 31, 2008, was $100,000.

In accordance with the terms of the purchase agreement between Stewart Contracting and United Mine Services, the Company recorded a long-term note payable to the owner of $1,250,000.  The note payable accrues interest at 6.0% and is payable in $10,000 monthly installments.  The balance of the note at December 31, 2008, and December 31, 2007, was $1,181,123 and $1,227,672, respectively.

In accordance with the terms of the purchase agreement between Stewart Contracting and United Mine Services, the Company leases its office and shop building from the owner.  Payments are $1,500 per month.  The lease term began November 1, 2007, expired June 30, 2008, and continues on a month to month basis.  As of December 31, 2008, and December 31, 2007, annual payments of $18,000 and $3,000 had been made, respectively.

In June 2008, the Company hired a chief financial officer, who relocated from Boise, Idaho, and entered into a contract to construct a home for the employee.  Home construction is a normal part of the Company's contracting services.  The amount of the contract was $170,500.  As of December 31, 2008, $160,000 in revenue had been recognized, with an offsetting entry to unbilled revenue, related party, the amount owed by the employee.  At the time of the agreement both parties anticipated the home would be completed and paid for as of December 31, 2008 and would have no effect on registering the Company.  However, construction delays pushed the completion date to February, 2009, and the employee's previous home failed to sell.  The employee has executed a lease purchase agreement with a potential buyer and has agreed to pay the Company in full once the purchase option is exercised.  The employee resigned as chief financial officer, secretary, and director on March 31, 2009.

NOTE 12:              INCOME TAXES

Income taxes are accounted for under the liability method.  Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the income tax basis of assets and liabilities.  A valuation allowance is applied against any net deferred tax asset if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Effective July 1, 2007, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109."  FIN 48 clarifies the accounting and reporting for uncertainties income tax law.  In accordance with FIN 48, the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.  Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The adoption of FIN 48 did not have a material impact on the Company's financial position, results of operation, or liquidity.

The Company recognizes interest and/or penalties related to income tax matters as income tax expense.  Income tax expense for the years ended December 31, 2008, and December 31, 2007, included penalties and interest of $6,013 and $0, respectively.  There were no accruals for interest or penalties on the balance sheets at December 31, 2008 or December 31, 2007.

For 2008, the Company had current and noncurrent deferred tax assets calculated at the expected combined federal and state rate of 41.6% of $66,786 and $626,863, respectively, principally arising from the amortization of the Goodwill that was recorded as a result of the reverse merger between Stewart Contracting and United Mine Services.The Company has determined that it is more likely than not it will realize the benefit of the deferred tax asset, so no valuation allowance was established.

The components of the Company’s net deferred tax assets at December 31, 2008, are as follows:

	Current	Noncurrent
Goodwill	$ 122,266	$ 1,528,320
Payments for Mine Fab acquisition	200,000	-
Issuances of common stock	117,974	-
Accelerated depreciation	(79,698)	(221,439)
Subtotal	$ 360,542	$ 1,306,881
Tax Rate	41.6%	41.6%
Net Deferred tax asset	$ 149,986	$ 543,663

For 2008, the Company had income tax expenses of $104,182 federal and $25,901 state, recorded as follows:

	Federal	State	Total
Income taxes paid and expensed in 2008	$ 41,000	$ 12,000	$ 53,000
Penalties and interest paid in 2008	4,541	1,472	6,013
Miscellaneous other adjustment	558	-	558
Income taxes overpaid and refundable	(24,126)	(5,947)	(30,073)
Increase in current deferred income tax asset	(27,362)	(6,116)	(33,478)
Increase in noncurrent deferred income tax asset	109,571	24,492	134,063
Total	$ 104,182	$ 25,901	$ 130,083

A review of the tax entries made in 2007 resulted in changes to income tax accrual and deferred tax assets, primarily due to the original purchase agreement between the Company and Mine Fabrication & Machine (Mine Fab) which failed to close (see Note 9) and the United Mine Services acquisition (see Note 7).  The Company paid and expensed $200,000 in 2007 in attempts to keep the Mine Fab deal alive.  Since the acquisition was a stock purchase, that amount was classified as a capital loss rather than expensed for tax purposes, resulting in a deferred tax asset on the Company's books, which will be realized when the Company has a capital gain to offset the capital loss.  The United Mine Services acquisition resulted in the recording of $1,833,985 of Goodwill, which was subsequently expensed on the financial statements as goodwill impairment but can be amortized for tax purposes, resulting in a deferred tax asset on the Company's books.  For 2007, the Company had current and noncurrent deferred tax assets calculated at the expected combined federal and state rate of 41.6% of $33,308 and $760,925, respectively.  The Company has determined that it is more likely than not it will realize the benefit of the deferred tax asset, so no valuation allowance was established.

The components of the Company’s net deferred tax assets at December 31, 2007, are as follows:

	Current	Noncurrent
Goodwill	$ 122,266	$ 1,650,586
Payments for Mine Fab acquisition	-	200,000
Accelerated depreciation & prepaid ins.	(42,198)	(21,439)
Subtotal	$ 80,068	$ 1,829,147
Tax Rate	41.6%	41.6%
Net Deferred tax asset	$ 33,308	$ 760,925

The Company's income tax liability as of December 31, 2007, was restated from $75,000 to ($526,494) for federal and from $18,000 to ($117,687) for state, recorded as follows:

	Federal	State	Total
Income taxes paid and expensed in 2007	$ -	$ -	$ -
Income taxes accrued and payable	122,639	27,414	150,053
Current deferred income tax asset	(27,223)	(6,085)	(33,308)
Noncurrent deferred income tax asset	(621,910)	(139,016)	(760,926)
Total	$ (526,494)	$ (117,687)	$ (644,181)

NOTE 13:              CORRECTIONS TO PRIOR YEARS

A review of the reverse acquisition entries made in 2007 resulted in changes to Impairment to goodwill, Paid-in capital, Discount on common stock, and Retained earnings.  These accounts had incorrect balances due to an improper valuation assigned to goodwill and the resulting goodwill impairment entry that was made.  The adjustment resulted in a decrease to Impairment to goodwill and the net loss of $963,902, an increase to retained earnings of $30,610, a decrease to Paid-in capital and of ($944,522), and a decrease to Discount on common stock of ($49,990).  The net effect to the Company's book value was zero.

A review of the tax entries made in 2007 resulted in changes to income tax accrual and deferred tax assets, which are described in detail in Note 12.  As a result of the changes, income tax expense in 2007 was restated from $93,000 to ($644,181), resulting in a decrease to the net loss of ($737,181) and an increase to retained earnings of $737,181.  A current deferred tax asset of $33,308 and a noncurrent tax asset of $760,925 were established.

NOTE 14:              SUBSEQUENT EVENTS

Effective April 3, 2009, the Company purchased the assets of Mine Fabrication & Machine, Inc., a fabrication, welding, and machine shop in Kellogg, Idaho (see Note 10 for more detail).

On April 1, 2009, the Company received $365,665 from the Company's surety (see Note 2.e), which had been held as collateral against the Company's 2008 environmental remediation contract bond.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$436.72
Printing Expenses	$0.00
Accounting/administrative Fees and Expenses	$19,563.28
Blue Sky Fees/Expenses	$0.00
Legal Fees/ Expenses	$25,000.00
Escrow fees/Expenses	$0.00
Transfer Agent Fees	$0.00
Miscellaneous Expenses	$0.00
TOTAL	$45,000.00

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article VIII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form S-1 registration statement.

2.	Idaho Revised Statutes, Title 30-1-851 and 852.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

a)
Between January 2007 and March 2008, we sold 11,057,000 restricted shares of common stock to 58 persons.  All of the sales were made pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933 in that each transaction did not involve a public offering; each purchaser was furnished with the same information that could be found in a Form S-1 registration statement; and, each person was sophisticated meaning that the person was well acquainted with our business, was able to read and understand the information given to him, and was able to read and understand financial statements.   In the alternative, we relied on Reg. 504 of the Securities Act of 1933 in that the aggregate offering price of the securities sold did not exceed $1,000,000 .

Name	Date	Number of Shares	Exemption relied upon	Consideration
Abrams, Russ	01/10/07	10,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$1,000.00
Albertson college	03/13/07	25,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.05
Aston and Martine PTY Ltd (John Percival)	8/7/2007	80,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$20,000.00
Berti, Orlando	01/10/07	10,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$1,000.00
Black, Wade	01/10/07	25,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.05
Bloom, Mark	8/20/2007	140,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$35,000.00
Bumgardner, Scott	12/18/07	5,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.01
Card, Mike	12/18/07	3,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.006
Clausen, Cole	01/10/07	5,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$500.00
Coe, Brian	12/18/07	7,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.014
Coe, Jansen	12/18/07	6,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.012
Decker, Toni	01/10/07	5,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.01
Dotson Exploration	03/13/07	800,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$80,000.00
Durick, Craig	12/18/07	40,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.08
Eby, Brian	12/18/07	2,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.004
Gighleri, Gian	12/18/07	2,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.004
Gosline, Terry	12/18/07	3,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.006
Greenway, David	01/10/07	200,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.40
Gunter, John	01/10/07	675,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$1.35
Haakenson, Tim	03/13/07	10,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$1,000.00
Hathaway, Brad	01/10/07	25,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.05
Hess, Jordan	12/18/07	2,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.004
Hoffman, Kurt	01/10/07	675,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$1.35

Hosni, Jamil	12/18/07	2,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.004
Huff, Natasha	01/10/07	1,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.002
Ivie, Steve	03/04/08	337,500	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.675
Jacobson, Bill	01/10/07	25,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.05
Kucera, Dick	01/10/07	50,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.10
Kucera, Richard	12/18/07	50,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.10
Kurrelmeyer, Marcus	12/18/07	2,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.004
Lambert, Jeff	03/04/08	337,500	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.675
Major, Tim	03/13/07	10,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$1,000.00
Major, Tim	03/13/07	10,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$1,000.00
Marang, Corey	12/18/07	6,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.012
Meligan, Dale	12/18/07	4,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.008
Mills, Jeff	12/18/07	4,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.008
Panke, Erik	03/06/08	675,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$1.35
Pfaff, Lynn	01/10/07	10,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$1,000.00
Pfaff, Tony	03/13/07	50,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$5,000.00
PGE Geo Consultants Ltd.	03/13/07	25,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.05
PGE GeoConsultants Ltd.	03/13/07	25,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.05
Reagan, Mike	01/10/07	700,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$1.40
Rollins, Jeremy	12/18/07	5,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.001
Ryan, John	01/10/07	20,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.04
Sauer, Brett	12/18/07	20,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.04
Scheel, Jared	12/18/07	3,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.006
Scheel, Justin	12/18/07	20,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.04

SNS Silver	04/19/07	500,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$50,000.00
Spears, Richard	12/18/07	2,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.004
Stern, Vernon	01/10/07	10,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$1,000.00
Stevenson, Danny	12/18/07	2,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.004
Stewart, Greg	06/30/07	4,750,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$9.50
Stewart, Greg	06/30/07	250,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.50
Stewart, Greg	01/10/07	50,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.10
Stewart, James	12/18/07	2,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.004
Syringa Exploration	01/10/07	300,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.60
Teague, Mike	01/10/07	5,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.01
Williams, Beth	12/18/07	3,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.006
Williams, Chris	12/18/07	3,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.006
Wu, Ishuing	01/10/07	10,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.02
Yeager, Warren	12/18/07	3,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.006
Yrjana, Doug	12/18/07	20,000	Section 4(2) or Regulation 504 of the Securities Act of 1933	$0.04

		11,057,000		$197,518.815

ITEM 16.              EXHIBITS AND FINANCIAL STATEMENTS

Exhibit No.	Document Description
2.1*	Agreement and Plan of Merger of Stewart Contracting, Inc. with and into United Mine Services, Inc.
3.1*	Articles of Incorporation.
3.2*	Bylaws.
3.3*	Amended Articles of Incorporation - 12/14/2006.
3.4*	Amended Articles of Incorporation - 6/19/2007.
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.
10.1*	Stock Purchase and Sale Agreement.
10.2*	Department of Environmental Quality Contract.
10.3*	Professional Services Agreement between Coeur d’Alene Contact Mining and U.S. Silver.
10.4*	March 15, 2008 - Equipment Purchase Agreement with Coeur d’Alene Contract Mining LLC.
10.5	Asset Purchase Agreement with Mine Fabrication & Machine, Inc., and Fred A. and Linda M. Forsberg.
10.6*	September 30, 2008 - Equipment Purchase Agreement with Coeur d’Alene Contract Mining LLC.
10.7*	Department of Environmental Quality Amendment #09.
23.1	Consent of Williams & Webster, P.S., Independent Public Accountants.
23.2*	Consent of The Law Office of Conrad C. Lysiak, P.S.
99.1*	Letter of Intent with Mine Fabrication & Machine, Inc.

* Previously filed.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
If the registrant is subject to Rule 430C (§§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form S-1 Registration Statement and has duly caused this amended Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pinehurst, Idaho on this 13th day of July, 2009.

UNITED MINE SERVICES, INC.

BY:	GREG STEWART
Greg Stewart
President, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Greg Stewart, as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amended Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

GREG STEWART	Director	July 13, 2009
Greg Stewart

KURT HOFFMAN	Director	July 13, 2009
Kurt Hoffman

JOHN GUNTER	Director	July 13, 2009
John Gunter

EXHIBIT INDEX

Exhibit No.	Document Description
2.1*	Agreement and Plan of Merger of Stewart Contracting, Inc. with and into United Mine Services, Inc.
3.1*	Articles of Incorporation.
3.2*	Bylaws.
3.3*	Amended Articles of Incorporation - 12/14/2006.
3.4*	Amended Articles of Incorporation - 6/19/2007.
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.
10.1*	Stock Purchase and Sale Agreement.
10.2*	Department of Environmental Quality Contract.
10.3*	Professional Services Agreement between Coeur d’Alene Contact Mining and U.S. Silver.
10.4*	March 15, 2008 - Equipment Purchase Agreement with Coeur d’Alene Contract Mining LLC.
10.5	Asset Purchase Agreement with Mine Fabrication & Machine, Inc., and Fred A. and Linda M. Forsberg.
10.6*	September 30, 2008 - Equipment Purchase Agreement with Coeur d’Alene Contract Mining LLC.
10.7*	Department of Environmental Quality Amendment #09.
23.1	Consent of Williams & Webster, P.S., Independent Public Accountants.
23.2*	Consent of The Law Office of Conrad C. Lysiak, P.S.
99.1*	Letter of Intent with Mine Fabrication & Machine, Inc.

* Previously filed.